UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934
Filed by the Registrant
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Filed by a Party other than the Registrant
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Check the appropriate box:

☐	Preliminary Information Statement

☑	Definitive Information Statement only

☐	Confidential, for use of the Commission Only (as permitted by Rule 14c-5(d)(2))

ERIE INDEMNITY COMPANY
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A ( 17 CFR 240.14a-101 ) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

Notice of Annual Meeting of Shareholders

To the Holders of Class A Common Stock and

Class B Common Stock of ERIE INDEMNITY COMPANY:

We will hold our 98th annual meeting of shareholders in person at 9:30 a.m., Eastern Daylight Time (EDT), on Tuesday, April 25, 2023, at the Warner Theatre, located at 811 State Street, Erie, Pennsylvania 16501. Shareholders can park in the Erie Insurance Parking Garage located on East 8th Street between French and Holland Streets and should enter the Warner Theatre through the northeast entrance at East 8th and French Streets. This annual meeting of shareholders is being held for the following purposes:

1.	To elect 11 persons to serve as directors until our 2024 annual meeting of shareholders and until their successors are elected and qualified;

2.	To approve, on a non-binding advisory basis, the compensation of our named executive officers;

3.	To select, on a non-binding advisory basis, the frequency of future shareholder votes on the compensation of our named executive officers;

4.	To approve the adoption of our Deferred Stock Plan for Outside Directors as Amended and Restated; and

5.	To transact any other business that may properly come before our annual meeting and any adjournment, postponement or continuation thereof.

This notice and information statement, together with a copy of our annual report to shareholders for the year ended December 31, 2022, are being sent to all holders of Class A common stock and Class B common stock as of the close of business on Friday, February 24, 2023, the record date established by our board of directors. Holders of Class B common stock will also receive a form of proxy. Holders of Class A common stock will not receive proxies because they do not have the right to vote on any of the matters to be acted upon at our annual meeting.

Holders of Class B common stock are requested to complete, sign and return the form of proxy in the envelope provided, whether or not they expect to attend our annual meeting in person.

By order of our board of directors,

Brian W. Bolash
Executive Vice President, Secretary and General Counsel

March 24, 2023

Erie, Pennsylvania

NOTICE OF INTERNET AVAILABILITY OF ANNUAL MEETING MATERIALS

Important Notice Regarding the Availability of our Information Statement for the Annual Meeting of Shareholders to be held on April 25, 2023.

Our information statement and annual report are available at:

http://www.erieproxy.com.

Erie Indemnity Company — 2023 Information Statement

Proposal 2 — Approval, on a Non-Binding Advisory Basis, of the Compensation of our Named Executive Officers	48

Proposal 3 — Selection, on a Non-Binding Advisory Basis, of the Frequency of Future Shareholder Votes on the Compensation of our Named Executive Officers	49

Proposal 4 — Approval of the Adoption of our Deferred Stock Plan for Outside Directors as Amended and Restated	50

Independent Registered Public Accountants	53

Report of our Audit Committee	54

Audit Fees	56

Annual Report	57

Other Matters	57

Appendix — Erie Indemnity Company Deferred Stock Plan for Outside Directors as Amended and Restated	A-1

ERIE INDEMNITY COMPANY

INFORMATION STATEMENT

WE ARE NOT ASKING HOLDERS OF OUR CLASS A COMMON STOCK FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Introduction

Unless the context indicates otherwise, all references in this information statement to “we,” “us,” “our” or the “Company” mean Erie Indemnity Company. Erie Insurance Exchange, or the “Exchange,” has four property and casualty insurance subsidiaries: Erie Insurance Company, Erie Insurance Company of New York, Erie Insurance Property & Casualty Company and Flagship City Insurance Company. We sometimes refer to the Exchange and its property and casualty insurance subsidiaries as the “Property and Casualty Group.” The Exchange also owns 100 percent of the common stock of Erie Family Life Insurance Company, or “EFL,” a life insurance company.

This information statement, which is first being mailed to the holders of our Class A common stock and our Class B common stock on or about March 24, 2023, is furnished to such holders to provide information regarding us and our 2023 annual meeting of shareholders. This information statement is also being furnished in connection with the solicitation of proxies by our board of directors from holders of Class B common stock to be voted at our 2023 annual meeting of shareholders and at any adjournment, postponement or continuation thereof. Our annual meeting will be held in person at 9:30 a.m., Eastern Daylight Time (EDT), on Tuesday, April 25, 2023 at the Warner Theatre, located at 811 State Street, Erie, Pennsylvania 16501. Holders of Class B common stock will also receive a form of proxy.

Voting at our Annual Meeting

We are not asking holders of our Class A common stock for a proxy and you are requested not to send us a proxy. Only holders of Class B common stock of record at the close of business on February 24, 2023, are entitled to vote at our annual meeting. Each share of Class B common stock is entitled to one vote on each matter to be considered at our annual meeting. Except as otherwise provided in Sections 1756(b)(1) and (2) of the Pennsylvania Business Corporation Law of 1988, as amended, or “BCL,” in the case of adjourned meetings, a majority of the outstanding shares of Class B common stock will constitute a quorum at our 2023 annual meeting.

As of the close of business on February 24, 2023, we had 46,189,068 shares of Class A common stock outstanding, which are not entitled to vote on any matters to be acted upon at our 2023 annual meeting, and 2,542 shares of Class B common stock outstanding, which have the exclusive right to vote on all matters to be acted upon at our 2023 annual meeting.

There are three H.O. Hirt Trusts. Thomas B. Hagen, Jonathan Hirt Hagen and Elizabeth Hirt Vorsheck, or “Mrs. Vorsheck,” all of whom are directors of the Company, are beneficiaries of the trusts. The H.O. Hirt Trusts collectively own 2,340 shares of Class B common stock, which, because such shares represent 92.05 percent of the outstanding shares of Class B common stock entitled to vote at our 2023 annual meeting, is sufficient to determine the outcome of any matter submitted to a vote of the holders of our Class B common stock, assuming all of the shares held by the H.O. Hirt Trusts are voted in the same manner. As of the date of this information statement, the individual trustees of the H.O. Hirt Trusts are Mrs. Vorsheck and Jonathan Hirt Hagen, and the corporate trustee is Sentinel Trust Company, L.B.A., or “Sentinel.” Mrs. Vorsheck and Jonathan Hirt Hagen are both candidates for re-election to the board at our 2023 annual meeting.

Under the provisions of the H.O. Hirt Trusts, the shares of Class B common stock held by the H.O. Hirt Trusts are to be voted as directed by a majority of the trustees then in office. If at least a majority of the trustees then in office of each of the H.O. Hirt Trusts vote for: (i) the election of the 11 candidates for director named below, (ii) approval of the compensation of our named executive officers,(iii) a particular frequency of future shareholder votes on the compensation of our named executive officers, and (iv) approval of the adoption of our Deferred

2023 Information Statement    1

Stock Plan for Outside Directors as Amended and Restated, then such matters will be conclusively determined even if all shares of Class B common stock other than those held by the H.O. Hirt Trusts do not vote for such matters. We have not been advised as of the date of this information statement how the trustees of the H.O. Hirt Trusts intend to vote at our annual meeting.

Description of our Business

Since 1925, we have served as the attorney-in-fact for the policyholders at the Exchange. The Exchange is a reciprocal insurance exchange organized under Article X of Pennsylvania’s Insurance Company Law of 1921 under which individuals, partnerships and corporations are authorized to exchange reciprocal or inter-insurance contracts with each other, or with individuals, partnerships, and corporations of other states and countries, providing indemnity among themselves from any loss which may be insured against under any provision of the insurance laws except life insurance. Each applicant for insurance from the Exchange signs a subscriber’s agreement, which appoints us as the attorney-in-fact for the subscriber (policyholder) to transact the business of the Exchange on their behalf. As attorney-in-fact, we are required to perform certain services relating to the sales, underwriting and issuance of policies on behalf of the Exchange. We also provide management services to the Exchange’s subsidiaries.

The Property and Casualty Group writes personal and commercial lines of property and casualty insurance coverages exclusively through approximately 2,300 independent agencies comprised of more than 13,600 licensed agents. The underwriting results of the Property and Casualty Group are pooled. As a result of the Exchange’s 94.5 percent participation in the reinsurance pooling arrangement and its ownership of the other property and casualty insurance entities, the underwriting risk of the Property and Casualty Group’s business is borne by the Exchange.

We charge the Exchange a management fee calculated as a percentage, limited to 25 percent, of all premiums written or assumed by the Exchange. Management fees accounted for 97.0 percent, 95.6 percent and 98.7 percent, respectively, of our revenues for the three years ended December 31, 2020, 2021 and 2022. The management fee rate was 25 percent during 2020, 2021 and 2022, and beginning January 1, 2023, the rate has been set at 25 percent.

Beneficial Ownership of Common Stock

The following table sets forth, as of February 24, 2023, the amount of our outstanding Class B common stock owned by shareholders known by us to own beneficially more than 5 percent of our Class B common stock.

Name of Individual or Identity of Group	Shares of Class B Common Stock Beneficially Owned	Percent of Outstanding Class B Common Stock
H.O. Hirt Trusts(1), Erie, Pennsylvania	2,340	92.05%
Hagen Family Limited Partnership(2), Erie, Pennsylvania	153	6.02%

(1)

There are three H.O. Hirt Trusts. Thomas B. Hagen, Jonathan Hirt Hagen and Mrs. Vorsheck are three of the beneficiaries of the trusts. As of the date of this information statement, the trustees of the H.O. Hirt Trusts are Jonathan Hirt Hagen, Mrs. Vorsheck and Sentinel. The trustees collectively control voting and disposition of the shares of Class B common stock. A majority of the trustees then in office acting together is required to take any action with respect to the voting or disposition of shares of Class B common stock.

(2)

Thomas B. Hagen, the chairman of our board of directors, is the general partner of the Hagen Family Limited Partnership. As general partner, Mr. Hagen has sole voting power and investment power over the shares of Class B common stock held by the Hagen Family Limited Partnership. Mr. Hagen is the father of Jonathan Hirt Hagen. Jonathan Hirt Hagen is also a director of the Company.

2    Erie Indemnity Company

The following table sets forth, as of February 24, 2023, the amount of the outstanding shares of Class A common stock and Class B common stock beneficially owned by (i) each director and candidate for director nominated by our Nominating and Governance Committee, or “nominating committee,” (ii) each executive officer named in the Summary Compensation Table and (iii) all of our executive officers and directors as a group.

Name of Individual or Identity of Group	Shares of Class A Common Stock Beneficially Owned(1)(2)		Vested Share Credits (3)(4)	Percent of Outstanding Class A Common Stock(5)	Shares of Class B Common Stock Beneficially Owned(1)(2)	Percent of Outstanding Class B Common Stock(5)
Directors and Nominees for Director:
J. Ralph Borneman, Jr.	20,000		18,641
Eugene C. Connell(6)	19,896		2,477
Salvatore Correnti	320		1,924
LuAnn Datesh	410		3,232
Jonathan Hirt Hagen(7)	223,730		15,394		1
Thomas B. Hagen(8)	16,762,189		12,994	36.32%	169	6.65%
C. Scott Hartz	2,097		17,588
Brian A. Hudson, Sr.	295		2,477
George R. Lucore	1,725		3,232
Thomas W. Palmer	770		14,184
Elizabeth Hirt Vorsheck(9)	3,960,946		12,994	8.60%
Executive Officers:
Lorianne Feltz	4,927		2,548
Gregory J. Gutting	4,248		5,123
Timothy G. NeCastro	15,339		12,243
Douglas E. Smith	5,133		0
Parthasarathy Srinivasa	0		0
All Directors and Executive Officers as a Group (18 persons)(10)	21,149,871	(11)	N/A	45.79%	170	6.69%

(1)	Information furnished by the named persons.

(2)

Under the rules of the Securities and Exchange Commission, or “SEC,” a person is deemed to be the beneficial owner of securities if the person has, or shares, “voting power,” which includes the power to vote, or to direct the voting of, such securities, or “investment power,” which includes the power to dispose, or to direct the disposition, of such securities. Under SEC rules, more than one person may be deemed to be the beneficial owner of the same securities. Securities beneficially owned also include securities owned jointly, in whole or in part, or individually by the person’s spouse, minor children or other relatives who share the same home. The information set forth in the above table includes all shares of Class A common stock and Class B common stock over which the named individuals, individually or together, have voting power or investment power.

(3)	Vested share credits of Class A common stock for directors are granted under the Deferred Stock Plan for Outside Directors.

(4)	Vested share credits of Class A common stock for executive officers represent deferrals of short- and long-term incentive compensation under the Company’s Incentive Compensation Deferral Plan.

(5)	Less than one percent unless otherwise indicated.

(6)

Mr. Connell owns 17,433 shares of Class A common stock directly and 2,477 vested share credits under the Deferred Stock Plan for Outside Directors. Mr. Connell disclaims beneficial ownership of 2,463 shares of Class A common stock owned by his two children who live in his household.

(7)

Mr. Jonathan Hagen owns 223,130 shares of Class A common stock directly, one share of Class B common stock directly, and 15,394 vested share credits under the Deferred Stock Plan for Outside Directors. Mr. Jonathan Hagen disclaims beneficial ownership of 600 shares of Class A common stock owned by his children who live in his household.

(8)

Mr. Thomas Hagen owns 5,100 shares of Class A common stock directly. Mr. Hagen owns 16,757,089 shares of Class A common stock indirectly of which he disclaims beneficial ownership except to the extent of personal pecuniary interest. Mr. Hagen owns 12,994 vested share credits under the Deferred Stock Plan for Outside Directors. Mr. Hagen owns four shares of Class B common stock directly and 165 shares of Class B common stock indirectly of which he disclaims beneficial ownership except to the extent of pecuniary interest.

2023 Information Statement    3

(9)

Mrs. Vorsheck owns 69,716 shares of Class A common stock directly and 3,891,230 shares of Class A common stock indirectly through several trusts. Mrs. Vorsheck owns 12,994 vested share credits under the Deferred Stock Plan for Outside Directors.

(10)	Includes Executive Vice President Brian W. Bolash and Executive Vice President Sean D. Dugan.

(11)

Includes actual ownership of Class A common stock, vested share credits under the Deferred Stock Plan for Outside Directors, and vested share credits under the Company’s Incentive Compensation Deferral Plan for executives and senior officers of the Company.

4    Erie Indemnity Company

Our Board of Directors

Introduction

Our board of directors is currently comprised of 11 members, all of whom were elected at our 2022 annual meeting to serve for a term of one year. Vacancies on our board of directors may be filled only by persons elected by a majority of the remaining directors, or by our voting shareholders, in accordance with our bylaws. On February 16, 2023, our board of directors accepted our nominating committee’s recommendation to set the number of directors at 11, effective at the 2023 annual meeting.

All directors hold office until their respective successors are elected and qualified, or until their earlier death, resignation or removal. There are no family relationships between any of our directors or executive officers, except for the following:

•

Thomas B. Hagen, chairman of our board of directors and chairman of our Executive Committee, or “executive committee,” and Jonathan Hirt Hagen, vice chairman of the board of directors and chairman of our nominating committee, are father and son, respectively; and

•	Mrs. Vorsheck, a director and chair of our Charitable Giving Committee, or “charitable giving committee,” is a niece-in-law of Thomas B. Hagen and a first cousin of Jonathan Hirt Hagen.

During 2022, each director attended more than 75 percent of the number of meetings of our board of directors and the standing committees of our board of directors of which such director was a member.

Board Diversity

Pursuant to the rules of the Nasdaq Stock Market (or “Nasdaq”), listed companies are required to have, or explain why they do not have, two diverse directors on their board of directors, including at least one diverse director who self-identifies as female and one diverse director who self-identifies as an underrepresented minority or LGBTQ+ (subject to the exceptions). Our current board satisfies the Nasdaq diversity requirement.

2023 Information Statement    5

The table below provides certain information regarding the composition of our board. All 11 directors are nominees for election at the 2023 annual meeting. Each of the categories included in the table has the meaning set forth in Nasdaq Rule 5605(f).

Board Diversity Matrix

(As of December 31, 2022)

Total Number of Directors	11
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity

Directors	2	9	–	–
Part II: Demographic Background

African American or Black	–	1	–	–

Alaskan Native or Native American	–	–	–	–

Asian	–	–	–	–

Hispanic or Latinx	–	–	–	–

Native Hawaiian or Pacific Islander	–	–	–	–

White	1	8	–	–

Two or More Races or Ethnicities	–	–	–	–

LGBTQ+	–	–	–	–

Did Not Disclose Demographic Background	1	–	–	–

Directors who are Military Veterans: 1

Board Leadership and Executive Sessions

The chairman of our board of directors is elected annually by the remaining directors on our board. In addition to presiding over all meetings of shareholders and of our board of directors, the chairman’s duties include setting priorities, establishing agendas for meetings of the board, providing board leadership, and communicating with the chief executive officer, or “CEO,” on matters of strategic direction. The chairman also serves as an ex officio member of all other board committees of which he is not a designated member.

Our board of directors may, but is not required to, annually elect one of its members to serve as vice chairman of the board and may remove or replace such person at any time and for any reason. The vice chairman of the board performs the duties (including ex officio membership on committees) of the chairman of the board when the chairman is absent or unable to act or during such time as no individual is serving as chairman of the board. The vice chairman of the board also performs such other duties as from time to time may be assigned by the board of directors.

Since our incorporation in 1925, we have generally separated the positions of chairman of the board and CEO of the Company. Although our board of directors has no specific policy regarding separation of these offices and our bylaws permit the chairman to serve as CEO, our board has determined that separating these positions is currently in the best interests of the Company and our shareholders. Given the length of time and different capacities in which our current chairman has served the Company, including as a prior president and CEO, and his status as an independent director under Nasdaq rules, our board believes that separating these positions is an important component of our management succession plan, and allows our chairman to lead the board in its independent oversight of management and our CEO to focus on the day-to-day issues affecting our business.

6    Erie Indemnity Company

A majority of the directors on our board meet the definition of an “independent director” under Nasdaq rules. Our independent directors meet in executive session without management directors or management present. These sessions generally take place prior to or following regularly scheduled board meetings. The directors met in such sessions five times during 2022.

Board Oversight of Risk

Our board of directors is responsible for oversight of the Company’s ongoing assessment and management of material risks that impact our business. The Company has a formal enterprise risk management, or “ERM,” program that operates under the leadership of our chief financial officer, or “CFO.” The purpose of this program is to promote risk-intelligent decision making and, in turn, increase the likelihood of achieving our operational objectives. Our board of directors is regularly advised of potential organizational risks as well as policies and actions taken to mitigate those risks. At the board level, risk oversight is primarily accomplished through individual committees of the board and management’s reporting processes. Each committee oversees and manages the risks associated with their substantive areas of responsibility and the individual committees meet regularly and report back to the board. A description of the individual committees and their oversight of risk appears below.

Risk Committee

Our Risk Committee, or “risk committee,” is responsible for assisting the board in the development and oversight of the Company’s overall risk appetite and advising on the effectiveness of the Company’s ERM framework. The committee also oversees the Company’s environmental, social and governance, or “ESG,” initiatives and reporting, and its compliance with climate change risk regulation and disclosure.

The risk committee periodically communicates with all board committees as applicable, to confirm that such committees are appropriately addressing the risk within their respective areas of oversight. This committee is also charged with reporting to the Audit Committee, or “audit committee,” any items that may have a material financial statement impact or require financial statement and/or regulatory disclosure. When necessary, the risk committee reports to the audit committee other significant risks, the processes, procedures and controls in place to mitigate material risks, and the overall effectiveness of the risk management process.

Audit Committee

Our audit committee focuses on risks related to accounting, internal controls, and financial and tax reporting.

The audit committee also assesses economic and business risks and monitors compliance with ethical standards.

Compensation Committee

Our Executive Compensation and Development Committee, or “compensation committee,” identifies and oversees risks associated with our executive compensation policies and practices.

With the assistance of a compensation consultant, the Company periodically conducts a comprehensive compensation risk assessment, including a review of all executive and non-executive incentive plans, and evaluates the risks associated with each plan and the effectiveness of certain risk-mitigating factors. The results of these compensation risk assessments are shared with the compensation committee. See Compensation Discussion and Analysis.

Nominating Committee

Our nominating committee is responsible for identifying and overseeing risks associated with director independence, related person transactions and the implementation of corporate governance policies.

The nominating committee also has responsibility for monitoring corporate governance issues that may arise from time to time and developing appropriate recommendations for the board.

Investment Committee

Our Investment Committee, or “investment committee,” identifies and assesses the business and economic risks relating to the Company’s investments and the investment portfolios of the companies we manage.

These risks include, but are not limited to, market risk, liquidity risk, concentration risk, credit risk, interest rate risk and inflation risk.

2023 Information Statement    7

Committees of our Board

Our board of directors met five times in 2022. The standing committees of our board of directors are our executive committee, audit committee, compensation committee, nominating committee, charitable giving committee, investment committee, Strategy Committee, or “strategy committee,” and risk committee.

Our executive committee met once in 2022. This committee has the authority, subject to certain limitations, to exercise the power of our board of directors between regular meetings.

Our audit committee met six times in 2022. Consistent with Section 1405(c)(4) of the Pennsylvania Insurance Holding Companies Act, or the “Holding Companies Act,” and the Sarbanes-Oxley Act of 2002, or “Sarbanes-Oxley,” our audit committee has responsibility for the selection of independent registered public accountants, reviewing the scope and results of their audit and reviewing our financial condition and the adequacy of our accounting, financial, internal and operating controls. Our audit committee operates pursuant to a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com.

Our compensation committee met six times in 2022. Consistent with Section 1405(c)(4.1) of the Holding Companies Act and our bylaws, our compensation committee has responsibility for recommending to our board of directors, at least annually, the competitiveness and appropriateness of the salaries, short- and long-term incentive plan awards, terms of employment, non-qualified retirement plans, severance benefits and perquisites of our CEO, executive vice presidents and such other named executives as required by rules of the SEC or Nasdaq listing standards, and such other responsibilities as our board of directors may designate. See Executive Compensation — Compensation Committee Interlocks and Insider Participation. Our compensation committee operates pursuant to a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com.

Our nominating committee met three times in 2022. Consistent with Section 1405(c)(4.1) of the Holding Companies Act and our bylaws, our nominating committee has responsibility for identification of individuals believed to be qualified to become members of our board of directors and to recommend to our board of directors nominees to stand for election as directors; identification of directors qualified to fill vacancies on any committee of our board; and evaluation of the procedures and process by which each committee of our board of directors undertakes to self-evaluate such committee’s performance. Our nominating committee operates pursuant to a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com.

Board Committee Composition

Members and chairs of the standing committees of our board of directors are identified in the table below.

Name	Audit	Charitable Giving	Executive	Compensation	Investment	Nominating	Strategy	Risk
J. Ralph Borneman, Jr.		⬛					Chair
Eugene C. Connell	⬛		⬛		⬛		⬛	Chair
Salvatore Correnti	⬛				Chair			⬛
LuAnn Datesh	⬛	⬛
Jonathan Hirt Hagen(1)			⬛	⬛	⬛	Chair	⬛
Thomas B. Hagen(2)			Chair
C. Scott Hartz					⬛		⬛
Brian A. Hudson, Sr.	Chair			⬛				⬛
George R. Lucore		⬛		⬛			⬛
Thomas W. Palmer	⬛		⬛	Chair		⬛
Elizabeth Hirt Vorsheck		Chair	⬛			⬛	⬛	⬛

(1)	As vice chairman of our board of directors, Mr. Jonathan Hagen serves as an ex officio member of the risk committee.

(2)

As chairman of the board of directors, Mr. Hagen serves as an ex officio, non-voting member of our audit committee and a voting member of all other committees, except for the risk committee. Mr. Hagen has deferred his ex officio membership on the risk committee to the vice chairman of the board.

8    Erie Indemnity Company

Director Education

We encourage our directors to further their knowledge and advance their skills as directors of a public company. To that end, we offer a director education program that provides each director with access to various resources to enhance those skills necessary to be an effective director. See Director Compensation — Director Education Program.

Director — Shareholder Communications

Our shareholders may communicate with our board of directors through our corporate secretary. Shareholders who wish to express any concerns to our directors may do so by sending a description of those concerns in writing addressed to a particular director, or in the alternative, to “Non-management Directors” as a group, care of our corporate secretary at our headquarters, 100 Erie Insurance Place, Erie, Pennsylvania 16530. All such communications received by our corporate secretary will be promptly forwarded to the addressee or addressees set forth in the communication.

Recognizing that director attendance at our annual meeting provides our shareholders with an opportunity to communicate with directors about issues affecting us, we actively encourage our directors to attend our annual meeting. All of our current directors attended our 2022 virtual annual meeting.

2023 Information Statement    9

Proposal 1

Election of Directors

Introduction

The election of directors by the holders of our Class B common stock is governed by provisions of the Holding Companies Act, in addition to provisions of the BCL and our bylaws. The following discussion summarizes these statutory and bylaw provisions and describes the process undertaken in connection with the nomination of candidates for election as directors by the holders of Class B common stock at our annual meeting.

Background of our Nominating Committee

Section 1405(c)(4.1) of the Holding Companies Act provides that the board of directors of a domestic insurer must establish one or more committees comprised solely of directors who are not officers or employees of the insurer or of any entity controlling, controlled by or under common control with the insurer. Such committee or committees must have responsibility for, among other things, recommending candidates to be nominated by the board of directors, in addition to any other nominations by voting shareholders, for election as directors by the voting shareholders. Section 1405(c)(5) of the Holding Companies Act provides that the above provisions shall not apply to a domestic insurer if the person controlling such insurer is an insurer, an attorney-in-fact for a reciprocal exchange, a mutual insurance holding company or a publicly held corporation having a board of directors and committees thereof which already meet the requirements of Section 1405(c)(4.1). For purposes of the Holding Companies Act, we are deemed to control the Exchange and its subsidiaries, and our board of directors and its committees are in compliance with Section 1405(c)(4.1).

Section 3.09 of our bylaws is consistent with this statutory provision and provides that (i) our board of directors must appoint annually a nominating committee that consists of not less than three directors, each of whom is not an officer or employee of us or of any entity controlling, controlled by or under common control with us, and (ii) our nominating committee must, prior to each annual meeting of shareholders, determine and nominate candidates for the office of director to be elected by the holders of Class B common stock to serve terms as established by our bylaws and until their successors are elected and qualified.

In accordance with this bylaw provision, on April 26, 2022 our board of directors designated a nominating committee consisting of Jonathan Hirt Hagen, chair, Thomas W. Palmer and Mrs. Vorsheck. As chairman of our board, Thomas B. Hagen also serves ex officio as a voting member of the nominating committee. Consistent with the Holding Companies Act, none of these persons is an officer or employee of us or of any entity controlling, controlled by or under common control with us. Each member of our nominating committee is an independent director as defined in the rules applicable to companies listed on Nasdaq.

Nominating Procedures

Under Section 2.07(a) of our bylaws, nominations of persons for election to our board of directors may be made at any meeting at which directors are to be elected (i) by or at the direction of our board of directors upon the recommendation of our nominating committee or (ii) by any holder of our Class B common stock.

With respect to nominations by or at the direction of our nominating committee, except as is required by rules promulgated by Nasdaq, the SEC or the Holding Companies Act, there are no specific, minimum qualifications that must be met by a candidate for our board of directors, and our nominating committee may take into account such factors as it deems appropriate. Our nominating committee generally bases its nominations on our general needs as well as the specific attributes of candidates that would add to the overall effectiveness of our board of directors. Specifically, among the significant factors that our nominating committee may take into consideration are judgment, skill, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other directors, and the extent to which the candidate would be a desirable addition to our board of directors and any committee of our board of directors.

Although we do not have a formal policy or guidelines regarding diversity of membership of our board of directors, our Company recognizes the value of having a board that encompasses a broad range of skills, expertise,

10    Erie Indemnity Company

contacts, industry knowledge and diversity of opinion. As required by Nasdaq, the Company has collected statistical information regarding certain Nasdaq defined diversity categories with regard to our board of directors (See Board Diversity Matrix — as of December 31, 2022), however, our board has not attempted to define “diversity” or otherwise require that the composition of our board include individuals from any particular background or who possess specific attributes.

Our nominating committee utilizes the following process to identify and evaluate the individuals that it selects, or recommends that our board of directors select, as director nominees:

•	Reviews the qualifications of any candidates who have been recommended by a holder of Class A common stock or Class B common stock in accordance with our bylaws.

•

Considers recommendations made by individual members of our board of directors or, if our nominating committee so determines, a search firm. Our nominating committee may consider candidates who have been identified by management but is not required to do so.

•

Evaluates the background, experiences, qualifications and suitability of each candidate, including the current members of our board of directors, in light of the current size and composition of our board of directors and the above discussed significant factors.

After such review and consideration, our nominating committee recommends a slate of director nominees to the board of directors.

Actions Taken for Nominations

Our nominating committee met on February 14, 2023 for the purposes of evaluating the performance and qualifications of the current and proposed members of our board of directors and nominating candidates for election as directors by the holders of Class B common stock at our annual meeting.

Our bylaws provide that our board of directors shall consist of not less than seven, nor more than 16, directors, with the exact number to be fixed from time to time by resolution of our board of directors. At its meeting on February 14, 2023, our nominating committee recommended that the size of our board of directors be set at 11 persons and that all 11 incumbent directors as of such date be nominated to stand for re-election as directors by the holders of Class B common stock at our annual meeting.

On February 16, 2023, our board of directors accepted the report and recommendation of our nominating committee, set the number of directors to be elected at our annual meeting at 11 and approved the nomination of J. Ralph Borneman, Jr., Eugene C. Connell, Salvatore Correnti, LuAnn Datesh, Jonathan Hirt Hagen, Thomas B. Hagen, C. Scott Hartz, Brian A. Hudson, Sr., George R. Lucore, Thomas W. Palmer and Elizabeth Hirt Vorsheck for election as directors by the holders of Class B common stock at our annual meeting. If elected, such persons would serve until our 2024 annual meeting of shareholders and until their successors are elected and qualified.

Candidates for Election

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the nominees named below. All of the nominees are currently directors of the Company. If a nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee selected by our nominating committee. Our board of directors has no reason to believe the nominees named will be unable to serve if elected.

2023 Information Statement    11

The biography of each director nominee below contains information regarding that person’s principal occupation, positions held with the Company, if applicable, age (as of April 1, 2023), service as a director, business experience, other public company director positions currently held or held at any time during the past five years, involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused our nominating committee to conclude that the person should serve as a member of our board of directors:

J. Ralph Borneman, Jr., CIC, CPIA
Age: 84 Director since 1992

President, Chief Executive Officer and Chairman of the Board, Body-Borneman Insurance & Financial Services LLC, insurance agency, Boyertown, PA, 2005 to present; President, Chief Executive Officer and Chairman of the Board, Body-Borneman Associates, Inc., insurance agency; President, Body-Borneman, Ltd. and Body-Borneman, Inc., 1967-2005, insurance agencies he co-founded.

Mr. Borneman has extensive knowledge of, and more than 55 years of experience with, the business of insurance, agency matters, sales and marketing, and insurance distribution strategies. He is a past President of the Professional Insurance Agents Association of Pennsylvania, Maryland and Delaware and has prior experience as a director of other public companies.

Eugene C. Connell, FCAS, CFA, CPCU
Age: 68 Director since 2017

Independent Investor and Advisor, Erie, PA, since 2011; Chief Executive Officer, RendrFX, Inc., video software, 2017-2018; Deputy Secretary, Commonwealth of Pennsylvania Department of Labor and Industry, Harrisburg, PA, 2013-2014; Executive Vice President, Property/Casualty Products, Risk Lighthouse, LLC, an economic risk intelligence firm, Atlanta, GA, 2012; Senior Vice President and Chief Actuary (1988-2011) and Chief Risk Officer (2005-2011), Erie Insurance Group, Erie, PA.

Mr. Connell has more than 40 years of experience in the insurance industry, including a 23-year career with the Company during which he held several senior leadership positions, including Chief Actuary and Chief Risk Officer. He has extensive experience in actuarial science; automobile, property and workers compensation insurance; development of property and casualty insurance products; financial planning and modeling; investments; insurance regulation; and risk management. Mr. Connell also satisfies the SEC requirements of an audit committee financial expert and has been so designated by the Company’s board of directors.

Salvatore Correnti, CFA, CCM, FLMI
Age: 62 Director since 2018

Director, Builders Insurance (A Mutual Captive Company), Atlanta, GA, since 2013; Director, Oil Casualty Investment Corporation Ltd, Bermuda, from March 2017 to March 2022; Adjunct Professor, Towson University, Towson, MD, from 2015 to 2021; Non-Executive Vice-Chair of the Board of Directors of Conning Holdings Corporation, Hartford, CT; Conning Holdings Ltd, UK, 2012-2017; Chief Executive Officer of Conning Holdings/Conning Asset Management, 2003-2012.

Mr. Correnti has extensive experience with investments and insurance having held executive positions at USF&G, Swiss Re, and Conning. In his current role as a director of Builders Insurance, he serves as chair of the Investment Committee and serves on the Audit and Governance Committees. Mr. Correnti also has executive management experience serving six years as head of asset-liability management, five years as a chief operating officer, and then nine years as chief executive officer of a global asset management company with more than $120 billion in assets under management.

12    Erie Indemnity Company

LuAnn Datesh, ESQ.
Age: 68 Director since 2016

Vice President, General Counsel and Corporate Secretary, Olympus Energy LLC, an oil and natural gas company, Canonsburg, PA since May 2019; a director and shareholder, Sherrard, German & Kelly, P.C., September 2016-May 2019; Vice President, CNX Gas Corporation, an oil and gas company, Canonsburg, PA, February 2016-September 2016; Vice President, CONSOL Energy, Inc., an energy company, 2011-2016; Assistant General Counsel, CONSOL Energy, Inc., 2009-2011.

Ms. Datesh has significant experience with the legal, governance and risk management aspects of another publicly held, regulated company where she was an officer of multiple subsidiaries. She also has executive management experience overseeing a wide variety of corporate transactions and an extensive background in corporate law, finance, business counseling and managing large real estate holdings.

Jonathan Hirt Hagen, J.D.
Age: 60 Director since 2005

Vice Chairman of the Board of our Company since 2013 and Chairman of the Board of our affiliated insurance companies since 2018; Co-Trustee of the H.O. Hirt Trusts, Erie, PA, since 2015; Vice Chairman, Custom Group Industries, Erie, PA, machining and fabrication manufacturing companies, from 1999-2017; private investor, since 1990.

Mr. Hagen, as the grandson of our late founder and longtime leader of the Company, H.O. Hirt, and son of Chairman Thomas B. Hagen and the late longtime director Susan Hirt Hagen, has a thorough knowledge and understanding of our operations, history and culture. He is one of three trustees of the H.O. Hirt Trusts which control a majority of our voting stock. His extensive business and legal educational background, prior insurance experience and service on our board also give him broad knowledge of the insurance industry, business law and corporate governance issues. In addition, he has experience with his family’s business interests, as a private investor and as a director of another public company.

Thomas B. Hagen
Age: 87 Director since 2007 Prior Board Service 1979-1998

Chairman of the Board of our Company (since 2007) and of our affiliated insurance companies (2007-2018), an employee (1953-1995) and former agent of the Company, including service as President (1982-1990) and Chairman and CEO (1990-1993); Owner and Manager, Historic Erie Restorations LLC, since 2018; Chairman, Custom Group Industries, Erie, PA, complex fabrications, heating platens and precision machining manufacturing companies, since 1997; General Partner, Hagen Family Limited Partnership, since 1989.

Mr. Hagen is the son-in-law and close associate of our late co-founder and longtime leader of the Company, H.O. Hirt. Mr. Hagen has extensive ERIE and insurance industry knowledge and experience through his long association with ERIE starting in 1953 and subsequently serving in a variety of leadership roles, including as our CEO. He has held leadership positions in various insurance industry and business trade groups, including past Chairman of the Pennsylvania Chamber of Business & Industry and past Chairman of the Insurance Federation of Pennsylvania. He also has broad executive management and leadership experience having served on various civic and business boards of directors, including the boards of three other public companies, one of them NYSE listed. He has served as Pennsylvania’s Secretary of Commerce and Secretary of Community & Economic Development and is a retired Captain in the U.S. Navy Reserve. He controls the second largest voting and the largest non-voting shareholding interests in our Company.

2023 Information Statement    13

C. Scott Hartz, CPA
Age: 77 Director since 2003

Retired senior executive and private investor, principally in start-up technology related ventures; Director of EMMA Health Technologies, a manufacturer of medical devices, since January 2019; Managing Director, InRange Investor Group, LLC, since November 2019; Director, until December 2022 of Averatek, an SRI International “spin out” nano technology-based material science company; Chief Executive Officer, The Hartz Group, strategy and technology consulting, Bala Cynwyd, PA since 2003.

Prior to joining the Company’s board, Mr. Hartz spent 32 years with PwC Consulting, the last seven years as Global Chief Executive Officer for a worldwide organization with a 30,000-person professional staff. Mr. Hartz has a strong background in information technology, cyber-security, consulting and investments. He has prior experience in executive management, as a director of another public company and as an Advisory Board member of a national non-profit organization.

Brian A. Hudson, Sr., CPA, CGMA, CTP
Age: 68 Director since 2017

Director, MidPenn Bank, since January 2021; Retired Executive Director and Chief Executive Officer, Pennsylvania Housing Finance Agency, Harrisburg, PA, 2003-February 2020; Director, Federal Home Loan Bank of Pittsburgh, 2007-2017.

Mr. Hudson has 15 years of experience as chief financial officer and 17 years as chief executive officer of a multi-billion dollar corporation and instrumentality of the Commonwealth of Pennsylvania. In addition to being a Certified Public Accountant (CPA) and holding a Chartered Global Management Accountant (CGMA) designation, Mr. Hudson is a Certified Treasury Professional (CTP). Until 2017, he was a member of the Board of Directors, and Chair of the Audit Committee, of the Federal Home Loan Bank of Pittsburgh and has more than 35 years of experience in managing a large investment portfolio and the placement of bond issues. Mr. Hudson satisfies the SEC requirements of an audit committee financial expert and has been so designated by the Company’s board of directors. He also has experience as a director of another public company.

George R. Lucore, AAM, AIM, AIT, CIC, CPCU, LUTCF
Age: 72 Director since 2016

Managing Director, PAFLA Properties, LLC, property management, since 2009; Executive Vice President — Field Operations of the Company, 2008-2010.

Mr. Lucore had a 36-year association with the Company during which he held several senior and executive leadership positions in addition to management roles in several of our field offices. He has extensive knowledge of the insurance industry, including agency, marketing and distribution systems; was previously involved with the geographic expansion of the Erie Insurance Group into a number of states; and has taught courses in risk management and life and health insurance at the college level.

Thomas W. Palmer, ESQ.
Age: 75 Director since 2006

Of counsel to the law firm of Marshall & Melhorn, LLC, Toledo, OH, since 2019; Member (including service as a managing member) of Marshall & Melhorn, LLC, 1972-2019.

Mr. Palmer has significant experience with business and corporate law, business dispute resolution, corporate governance, financial reporting and family-owned enterprises. He also has prior experience as a director of another public company.

14    Erie Indemnity Company

Elizabeth Hirt Vorsheck
Age: 67 Director since 2007

Co-Trustee of the H.O. Hirt Trusts, Erie, PA, since 2007; more than 40 years’ experience as managing principal of family business interests; private investor; and 21 years’ experience as principal of a family charitable foundation and other charitable initiatives.

Mrs. Vorsheck is a granddaughter of H.O. Hirt, the late founder and longtime leader of the Company, a daughter of F.W. Hirt, the late founder of Erie Family Life Insurance Company, who served the Erie Indemnity Company in many distinguished positions, culminating his lifelong career as Chairman of the Board having built and expanded the Erie Insurance Group of companies, and niece of Thomas B. Hagen and the late Susan Hirt Hagen. Mrs. Vorsheck is one of three trustees of the H.O. Hirt Trusts which control a majority of our voting stock. In addition, she individually directly controls a significant shareholding interest in the Company.

Independent Directors

Our board of directors has determined that each of the following directors and director nominees satisfies the definition of an “independent director” as set forth in the rules promulgated by Nasdaq:

Eugene C. Connell	Thomas B. Hagen	Thomas W. Palmer
Salvatore Correnti	C. Scott Hartz	Elizabeth Hirt Vorsheck
LuAnn Datesh	Brian A. Hudson, Sr.
Jonathan Hirt Hagen	George R. Lucore

Director J. Ralph Borneman, Jr. does not satisfy the Nasdaq definition of an independent director since he is an owner and executive officer of an insurance agency that receives commission payments from the Company. See Related Person Transactions.

Required Vote

Cumulative voting rights do not exist with respect to the election of directors. A director nominee shall only be elected if the total votes cast by the voting shareholders for the election of such director nominee represents a majority of the Class B shares outstanding and entitled to vote at our annual meeting. An abstention will count as a vote against the proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE CANDIDATES FOR DIRECTOR NOMINATED BY OUR NOMINATING COMMITTEE.

2023 Information Statement    15

Compensation Discussion and Analysis

The Compensation Discussion and Analysis describes our executive compensation philosophy and programs, and the decisions the compensation committee of the board of directors has made pursuant to those programs. SEC regulations require disclosure of information about the compensation of our named executive officers, or “NEOs.” This includes our CEO, our CFO, and the next three most highly compensated officers of the Company. The following discussion focuses on the compensation of our NEOs for 2022, identified in the table below.

2022 Named Executive Officers

Principal executive officer	Timothy G. NeCastro
President and Chief Executive Officer
Principal financial officer	Gregory J. Gutting
Executive Vice President and Chief Financial Officer
Next three most highly compensated officers	Lorianne Feltz
Executive Vice President, Claims and Customer Service
Douglas E. Smith
Executive Vice President, Sales and Products
Parthasarathy Srinivasa
Executive Vice President and Chief Information Officer

The Summary Compensation Table and supplemental tables thereunder report compensation calculated for our NEOs in accordance with the rules and regulations of the SEC.

Executive Summary

Our executive compensation program is developed and monitored by our compensation committee. The program is designed to support sustainable long-term value for our enterprise through a combination of fixed and variable compensation. Base salary is established after consideration of external competitiveness and the level of experience of each executive. Variable compensation is based on a “pay-for-performance” philosophy and tied to our corporate strategy. The outcome of current year performance is recognized by our Annual Incentive Plan, or “AIP,” and longer-term performance is measured over a three-year period and rewarded by our Long Term Incentive Plan, or “LTIP.”

Our AIP utilizes goals that are based on operational results, or “company performance measures,” and individual accomplishments, or “individual performance goals.” For our 2022 AIP, company performance measures included the Property and Casualty Group’s: (i) growth in direct written premium, or “DWP;” (ii) growth in policies in force, or “PIF;” and (iii) statutory combined ratio.

Due to the continuation of unpredictable results related to statutory combined ratio, we compared our performance of this metric for the first nine months of to the total property and casualty insurance industry for the same period of time, as reported by A.M. Best Rating Services, Inc., or “A.M. Best,” with the target being performance equal to the industry. For the last three months of the year, we compared our results to a quantitative target based on the Company’s operating plan and projections for the fourth quarter of 2022 (see Annual Incentive Plan below for more information). The same methodology was applied to this company performance measure in 2021.

16    Erie Indemnity Company

For 2022, our results were as follows:

AIP Company Performance Measures(1)	2022 Target	2022 Year End Result	Payout (as a % of Target)
Direct Written Premium	6.7%	9.2%	183.3%
Policies in Force	3.4%	3.6%	120.0%
Statutory Combined Ratio(2)
January 2022 — September 2022	102.7%	113.1%	0.0%
October 2022 — December 2022	100.3%	124.9%	0.0%
OVERALL COMPANY PERFORMANCE			82.17%

(1)	Weightings for company performance measures: Direct Written Premium (35%), Policies in Force (15%), Statutory Combined Ratio (50%)

(2)	Performance for statutory combined ratio for the period January 2022 — September 2022 is based upon performance relative to the property and casualty insurance industry.

The company performance measures for our LTIP are DWP growth, statutory combined ratio and return on invested assets, or “ROIA.” The LTIP is designed to reward participants based upon performance relative to an established peer group (see Long Term Incentive Plan below for the composition of the LTIP peer group). Performance below that of the peer group results in payouts below target; performance equal to that of the peer group results in payouts at target; and performance better than the peer group results in payouts in excess of target. To achieve a maximum payout, our three-year DWP growth must exceed the peer group results by 450 basis points; statutory combined ratio must be lower than the peer group results by 600 basis points; and our ROIA must exceed the peer group results by 262.5 basis points.

To date, we have information on 11 of the 12 measurement quarters for the 2020-2022 LTIP performance period and we expect performance relative to our peer group to be slightly better than the 2019-2021 performance period, as illustrated below.

LTIP Measure	Performance Period		ERIE Result	Peer Group Result	Basis Points Difference	Performance vs. Peers
Direct Written Premium	2019-2021		3.4%	5.9%	-247.0	Underperformed
	2020-2022	*	4.7%	6.6%	-187.0	Underperformed
Statutory Combined Ratio	2019-2021		100.8%	98.7%	211.8	Underperformed
	2020-2022	*	103.5%	101.7%	184.7	Underperformed
Return on Invested Assets	2019-2021		7.93%	7.34%	59.3	Overperformed
	2020-2022	*	3.78%	2.94%	83.5	Overperformed

* Results for the 2020-2022 performance period are projected.

Though we project to underperform our peers in DWP and combined ratio, the basis point difference is less for the 2020-2022 performance period than the 2019-2021 performance period. Our ROIA is expected to be better than the peer group. We expect the overall performance factor used to determine the payments to our NEOs under the LTIP to be greater than the prior year.

Additional information regarding our financial results for the year ended December 31, 2022, is provided in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K filed with the SEC on March 1, 2023.

Say-on-Pay and Frequency of Say-on-Pay Advisory Vote Results

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or “Dodd-Frank Act,” gives our Class B voting shareholders the right to approve, on a non-binding advisory basis, the compensation paid to our NEOs as disclosed in our information statement. At our 2020 Annual Meeting of Shareholders, our voting shareholders unanimously approved the compensation of the Company’s NEOs. After considering the results of the vote, our compensation committee determined that no material changes to our compensation programs were necessary.

Companies subject to the “say-on-pay” rules are required to hold a shareholder vote at least once every six calendar years to determine on a non-binding, advisory basis, the frequency of future say-on-pay votes — annually, biennially or triennially. In 2017, our Class B voting shareholders selected, on a non-binding advisory

2023 Information Statement    17

basis, “every three years” as the preferred frequency for having the opportunity to vote on the compensation of our NEOs. Accordingly, the advisory votes on (i) executive compensation and (ii) the frequency of such votes in the future will be held at our 2023 Annual Meeting. See Proposal 2—Approval, on a Non-Binding Advisory Basis, of the Compensation of our Named Executive Officers and Proposal 3—Selection, on a Non-Binding Advisory Basis, of the Frequency of Future Shareholder Votes on the Compensation of our Named Executive Officers.

Risk Management in Executive Compensation Plan Design

The compensation committee evaluates the risks associated with the annual and long-term incentive compensation programs for our executive and senior leaders as part of its comprehensive compensation risk assessment. This evaluation, conducted periodically, is intended to minimize the risk that such programs will promote behavior that could negatively impact the value of the Company or the Exchange. The compensation committee ensures that performance measures used in these programs align with our overall business strategy. See Board Oversight of Risk.

Based on the results of these periodic assessments, we conclude that our compensation programs do not create undue material risk to the Company. There have been no material changes to our incentive plans or risk-mitigating factors since our last assessment and we have not identified any new risks that would change this conclusion. Other tools used to manage executive compensation risk and promote effective governance are identified in the table below.

Measures Used to Mitigate Compensation Risk

Recoupment of Bonuses	Our policy on recoupment of officer bonuses allows us to recover bonuses paid under our AIP and LTIP under certain circumstances. See Policy on Recoupment of Officer Bonuses.
Committee Discretion	Our compensation committee has the discretion to reduce awards to any individual participant in the incentive plans.
Peer Group Comparison(1)	The compensation committee compares our property and casualty insurance results to a peer group of companies in our LTIP. The committee closely monitors our results and those of our peers during each three-year performance period to determine whether we are performing above or below the industry and the impact on plan performance.
AIP Funding Qualifier	Company financial results are considered before making payments to individuals to ensure payouts are not made if the Company is underperforming overall.
Multiple Performance Measures	Both the annual and long-term incentive plans use multiple goals, thereby diversifying the risk associated with any single measure of performance.
Maximum Payout Opportunity	We limit the amounts that may be earned under any award of performance-based compensation.
Policy for Minimum Stock Ownership Levels	We believe that requiring executives to hold shares of our stock for an extended period of time discourages them from taking risks for short-term or immediate gain. See Policy for Minimum Stock Ownership Levels.
Plan Governance	All of our incentive plans have written plan documents. Depending on the plan, amendments require approval of the board, the compensation committee, and/or our Human Resources Division.
Anti-Hedging Policy	This policy prohibits directors and officers of the Company who are subject to the Policy for Minimum Stock Ownership Levels, as well as their spouses and any individuals residing in the same household, from engaging in transactions that are designed to offset a decrease in the market value of company stock.

(1)

We use two peer groups in our executive compensation program. The LTIP peer group, against which our long-term performance is measured, represents a significant share of the industry’s property and casualty premium and our compensation committee believes that this group is representative of our competition. Our executive compensation benchmarking peer group is composed of companies we consider to be competitors for policyholders and employees, and similar to us in terms of lines of business, net premiums written and/or asset size.

18    Erie Indemnity Company

Executive Compensation Philosophy and Structure

The goal of our executive compensation program is to attract, motivate, retain and reward executives in a fiscally responsible manner that balances the interests of our shareholders with those of the policyholders of the Exchange. To achieve this objective, we design executive compensation programs that reward and incentivize exceptional performance relevant to the industry. We provide a mix of fixed and variable compensation that is intended to motivate our executives to achieve short- and long-term objectives that build sustainable long-term value. We achieve these objectives by providing the elements of executive compensation identified in the table below.

Components of our Executive Compensation Program

Base Salary	Base Salary represents a fixed level of cash compensation for the executive’s competencies and the regular duties they perform in their role. Base salaries are linked to other compensation elements, including target award opportunities for short- and long-term incentive plans.
AIP	A performance-based annual incentive program that provides each executive an opportunity to earn a cash award based on the achievement of pre-determined goals or other performance objectives over a one-year period.
LTIP	A long-term incentive program that provides an opportunity for each executive to earn an award based on the achievement of performance objectives over a three-year period. Performance is measured against a pre-defined peer group that creates long-term value for our shareholders and the policyholders of the Exchange.
Benefits	Benefits that include an unfunded, non-qualified supplemental retirement plan, or “SERP,” that enables eligible participants to earn benefits in excess of those that can be earned under our tax-qualified defined benefit pension plan, or “pension plan,” and an unfunded, non-qualified deferred compensation arrangement, or “deferred compensation plan,” that enables eligible participants to defer receipt of all or part of their base salary and/or AIP award to a later date. We offer an unfunded, non-qualified “incentive compensation deferral plan” that enables eligible participants to defer receipt of all or part of their AIP and/or LTIP award. We provide the following matching contributions in our 401(k) plan: 100 percent of the first three percent of pay contributed by the employee, and 50 percent of the next two percent of employee contributions.

Executive Compensation Principles

Our executive compensation program includes industry best practices.

What We Do

✓	Pay for Performance. A significant percentage of total target direct compensation is pay at-risk and connected to performance.

✓	Link Performance Measures and Strategic Objectives. Performance measures for incentive compensation are linked to operating priorities.

✓	Consult with Independent Compensation Advisor. The committee retains an independent consultant to review our executive compensation programs and practices.

✓	Benchmark to Peers. We benchmark our executive compensation program and review the composition of the peer group annually.

✓	Target Pay at the 50th Percentile of Peers. We target total direct compensation at the 50th percentile of our peers.

✓	Limit the Maximum Payout Opportunity. We establish maximum amounts that may be earned under any award of performance-based compensation.

✓	Require Minimum Levels of Stock Ownership. We require executives to hold shares of our stock for an extended period of time because we believe it discourages them from taking risks for short-term or immediate gain.

✓	Recoup Compensation Under Certain Circumstances. Awards made to executives are subject to recoupment in specified situations.

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What We Don’t Do

✘	No Accelerated Vesting of Performance Shares. Our LTIP does not provide for accelerated vesting of performance shares in the event of a termination of employment, other than for retirement, death, or disability.

✘	No Excessive Perquisites. Our executives receive minimal perquisites and do not receive tax gross-ups, except for guest travel, residential home security, and personal use of the company aircraft.

✘	No Stock Options. We do not offer stock options or stock appreciation rights (SARs).

✘	No Employment Agreements. We do not have employment agreements with any of our executive officers.

Relationship Between Pay and Performance

Our variable pay compensation is tied to: (1) each executive’s individual performance and (2) the performance of the Company and the Exchange, thereby supporting our performance-based compensation philosophy. Because our executives have a greater ability to influence our performance and financial results through their decisions, the percentage of their total compensation comprised of variable pay increases with level of responsibility.

Variable compensation opportunities (long- and short-term incentive target awards) comprised approximately 76 percent of our CEO’s total target annual compensation in 2022, 49 percent of which was in the form of long-term awards tied to company performance. Variable compensation opportunities comprised approximately 62 percent of our other NEOs’ total target annual compensation in 2022, 35 percent of which was in the form of long-term awards. We believe that tying a meaningful portion of our NEOs’ target earnings opportunity to variable compensation, while providing competitive levels of base salary, strikes an appropriate balance between achievement of operational goals and the pay earned by our executives.

20    Erie Indemnity Company

Setting Executive Compensation

Our compensation committee determines the compensation philosophy and policies for our executive officers, including our CEO and executive vice presidents. In doing so, it reviews the performance of each executive and establishes individual compensation levels. The committee considers the nature and extent of each executive’s skills, scope of responsibilities, performance and effectiveness in supporting our long-term goals. The committee engaged Aon, an independent consultant, to assist it with the development and setting of executive compensation for 2022. In preparing the 2022 benchmark and survey data, Aon utilized the following best practice methodologies:

Benchmark Positions	Competitive compensation levels for our executives were determined by matching each position to survey benchmark positions in the market.
Third-Party Compensation Data	Compensation data was obtained from published insurance industry and general industry sources and from third party consulting firms, including Mercer Consulting and Aon. Our existing compensation levels were analyzed and compared at the 50th percentile on a size-adjusted basis for similar positions.
Peer Group	Compensation data was obtained for a peer group of property and casualty companies. We consider these insurance companies to be our competitors for policyholders, and in some cases employees, and similar to us in terms of lines of business, net premiums written and/or asset size.

No changes were made to the composition of the peer group used in our base salary analysis for 2022.

2022 Executive Compensation Benchmarking Peer Group

American Family Insurance Group

Amica Mutual Insurance Group

Auto Club Group

The Cincinnati Insurance Companies

CSAA Insurance Exchange

COUNTRY Financial

Farmers Insurance Group

The Hanover Insurance Group

Property and Casualty Companies

Nationwide Insurance

Sentry Insurance Group

USAA Group

Westfield Insurance

In 2022, we paid Aon $43,326 for consulting services and $91,320 for compensation and benchmarking survey participation. Our compensation committee has reviewed these services and determined that they do not impair the independence of Aon.

Principal Components of Executive Compensation

The principal components of our executive compensation program are base salary and bonus opportunities under our AIP and LTIP. Each of these items is discussed below.

Base Salary

The committee set the 2022 base salaries of the NEOs, effective March 1, 2022. The adjustments were based on performance and/or market comparisons.

Name	2022 Annual Base Salary	2021 Annual Base Salary
Timothy G. NeCastro	$1,040,000	$970,000
Gregory J. Gutting	$580,000	$560,000
Lorianne Feltz	$455,000	$440,000
Douglas E. Smith	$452,000	$440,000
Parthasarathy Srinivasa(1)	$475,000	N/A

(1)	Mr. Srinivasa’s employment with the Company began on April 4, 2022.

2023 Information Statement    21

Annual Incentive Plan

The 2022 AIP payouts for our NEOs were based on the attainment of company and individual performance goals established at the beginning of 2022. Our compensation committee believes that an appropriate balance of corporate and individual performance goals results in increased differentiation of rewards and improved line of sight among participants. Therefore, the weighting between company and individual performance goals is based on a NEO’s role within the organization. For each of our NEOs, company performance measures are weighted 80 percent and individual performance goals are weighted 20 percent.

Once the target percentages, expressed as a percent of base salary, were determined for the NEOs, our compensation committee, with support from our board of directors, established AIP performance measures intended to drive strong organizational performance. At the end of each year our board of directors and management review our historical results, operating goals, and industry estimates to identify those areas where performance-based incentives would have the greatest impact on achieving our strategic objectives in the following year.

The compensation committee then established a minimum, or “threshold,” a target and a maximum level of achievement for each company performance measure. The maximum award opportunity was intended to incent participants to exceed target performance to achieve a maximum payout. If the target for a performance measure is achieved, then the performance measure will be deemed to be earned at 100 percent. If the maximum result for a performance metric is achieved, then the performance measure will be deemed to be earned at 200 percent. Results at or below threshold result in a zero payout, and achievement at levels between threshold and target and between target and maximum are determined via linear interpolation.

For 2022, we applied the same methodology to the statutory combined ratio company measure as we applied in 2021. We compared our performance of this goal to the total property and casualty insurance industry for the first nine months of 2022, with the target being performance equal to the industry. For the last three months of the year, we compared our results to a quantitative target based on the Company’s operating plan and projections for the fourth quarter of 2022. Actual results for the fourth quarter were negatively impacted by higher claims severity and related loss costs.

The company performance measures for the NEOs are shown in the table below.

2022 AIP Company Performance Measures

Company Performance Measures	Actual Result	Threshold	Target	Maximum
% increase in Direct Written Premium(1)	9.2%	4.7%	6.7%	9.7%
% increase in Policies in Force(2)	3.6%	2.4%	3.4%	4.4%
Statutory Combined Ratio(3)
January 2022 — September 2022(4)	113.1%	104.7%	102.7%	99.7%
October 2022 — December 2022	124.9%	102.3%	100.3%	97.3%

(1)	The year-over-year percentage increase in the Property and Casualty Group’s DWP.

(2)	The year-over-year percentage increase in the Property and Casualty Group’s PIF.

(3)

The statutory combined ratio of the Property and Casualty Group measures the underwriting profitability of our property and casualty insurance business without consideration of investment earnings or federal income taxes.

(4)

We compared the combined ratio of the Property and Casualty Group to the total property and casualty insurance industry for the first nine months of 2022, as reported by A.M. Best. Target performance was defined as performance equal to the industry. Threshold was set at 200 basis points above the industry, and maximum was set at 300 basis points below the industry.

The committee believes these company performance measures promote growth (measured by the increase in DWP and PIF) and reinforce a strong underwriting discipline (measured by the statutory combined ratio).

22    Erie Indemnity Company

2022 AIP Individual Performance Goals

Each NEO was assigned individual performance goals related to their scope of responsibility and aligned with our overall strategic priorities. These goals account for 20 percent of each NEO’s AIP award and may be qualitative or quantitative in nature. Our compensation committee has determined that achievement of these individual goals would require substantial and sustained performance by the NEOs; however, we believe that disclosure of these goals could cause competitive harm.

2022 AIP Targets and Awards

The 2022 target, and level of achievement relative to target, for AIP awards earned appear in the table below. AIP bonuses were paid on March 14, 2023 and are shown in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

Name	AIP Target as a % of Base Salary	Achievement Relative to Threshold, Target or Maximum
Timothy G. NeCastro	115%	Below Target
Gregory J. Gutting	70%	Above Target
Lorianne Feltz	70%	Below Target
Douglas E. Smith	70%	Below Target
Parthasarathy Srinivasa	70%	Above Target

We continued our use of a funding qualifier for the 2022 AIP. The compensation committee determined that it would be appropriate to first consider our overall financial results before making payments to individuals based on achievement of the specific performance goals set forth above. The funding qualifier is a company performance threshold that is based on our net operating income, or “NOI.” NOI is the Company’s net income, excluding: (i) realized capital gains and losses; (ii) impairment losses; (iii) related federal income taxes; (iv) losses from discontinued operations; (v) debt prepayment penalties; (vi) extraordinary gains or losses; (vii) the cumulative effect of accounting changes or the effect of material changes in tax laws; (viii) acquisitions or divestitures; (ix) unusual or nonrecurring items; (x) asset write downs; (xi) litigation, claims, judgments, or settlements not related to core operations; (xii) expenses for reorganization or restructuring initiatives; (xiii) currency fluctuations; and (xiv) reserve strengthening or financing activities. Use of NOI as the measure for the funding qualifier gives appropriate consideration to the interests of both our shareholders and the participants in our AIP.

The funding qualifier under our 2022 AIP was 75 percent of the Company’s forecasted NOI for 2022. For an AIP payout to occur, 2022 NOI had to exceed $214 million. Our 2022 NOI totaled $321 million, thereby satisfying this requirement.

Long Term Incentive Plan

The purpose of our LTIP is to enhance our growth and profitability, and that of the Exchange, by providing longer term rewards to executives who are capable of having a significant impact on performance. We accomplish this by providing our executives with incentives based on the attainment of certain performance goals over three-year performance periods. Performance is measured and compared to an industry peer group selected by the compensation committee. The LTIP permits grants of performance shares, performance units and/or phantom stock. Performance shares represent the right to receive shares of common stock or cash. Performance units and phantom stock awards are paid in cash. Awards for the performance periods beginning in 2020, 2021 and 2022 were granted in phantom stock. The total number of performance shares authorized for awards under the LTIP is 1.5 million shares. No performance shares have been issued under the LTIP. Accordingly, 1.5 million shares of Class A common stock remain available for issuance under the LTIP. We purchase our Class A common stock in the open market to settle performance share awards; we do not issue new shares to settle stock awards.

2023 Information Statement    23

LTIP Peer Group

The compensation committee believes the peer group below is representative of the property and casualty industry, as it comprised 47 percent of the industry’s premiums in 2021.

2022-2024 LTIP Peer Group

Allstate Insurance Group American Family Insurance Group Amica Mutual Group Auto Owners Insurance Group The Cincinnati Insurance Companies COUNTRY Financial	Farmers Insurance Group Government Employees Insurance Group (GEICO) Grange Mutual Casualty Pool Liberty Mutual Insurance Companies	Nationwide Insurance Progressive Insurance Group State Farm Group Travelers Group USAA Group Westfield Group

LTIP Targets

The table below shows LTIP targets expressed as a percentage of base salary.

Name	LTIP Target as a % of Base Salary
Timothy G. NeCastro	210%
Gregory J. Gutting	90%
Lorianne Feltz	90%
Douglas E. Smith	90%
Parthasarathy Srinivasa	90%

The target number of shares for each participant was calculated by dividing the dollar amount of their target LTIP award by $183.11, the average closing share price of our Class A common stock for the first 20 trading days of the performance period. Opportunities under the LTIP range from 0 to 250 percent of target.

LTIP Performance Measures & Weightings

The company performance measures for the LTIP are DWP (weighted 40 percent), statutory combined ratio (weighted 40 percent) and ROIA (weighted 20 percent). Given the nature of our business, underwriting profitability and return on investments are important to long-term financial strength. The Property and Casualty Group’s DWP growth is also important to our financial results as it is the primary driver of the management fee revenue we earn from the Exchange.

The 2020-2022 performance period is closed. The payout, pending approval from our compensation committee, will be made later in 2023 since computations require peer group data that is not yet available. To date, for this performance period, we have information on 11 of the 12 measurement quarters and expect the payout to be approximately 62 percent of target.

24    Erie Indemnity Company

Retirement Benefits and Perquisites

We believe retirement benefits are an important part of a competitive reward opportunity that enables us to attract and retain talented leaders. We also offer our executives a limited number of perquisites.

Pension Plan	• Provided to all eligible employees since 1946
SERP(1)	• Provided to executive officers, senior vice presidents and other select officers of the Company • Encourages retention and long service careers
Deferred Compensation Plan	• Provided to executive officers, senior vice presidents and other select officers of the Company • Unfunded, non-qualified deferred compensation
Incentive Compensation Deferral Plan	• Provided to executive officers, senior vice presidents and other select officers of the Company • Unfunded, non-qualified incentive compensation deferral
Perquisites

•  In addition to broad-based benefits offered generally to all our full-time employees, executives are offered:

○   Business club memberships

○   Airline club memberships as needed

○   Comprehensive financial counseling

○   Officer physicals

○   Accidental death benefits

○   Guest travel

○   Residential home security

○   Personal use of company aircraft

○   Tax gross-ups for residential home security, guest and personal use of company aircraft

(1)

In response to those provisions of the Internal Revenue Code of 1986, or the “Code,” that limit the maximum annual pension award that can be paid to any eligible employee, we provide a SERP to our NEOs. As illustrated in the Pension Benefits table, an older NEO can produce a significantly higher present value compared to a younger, more highly paid NEO. This result occurs primarily because the nearer a NEO is to normal retirement age, the shorter the discount period used in calculating the present value of the benefits. In addition, amounts in the Pension Benefits table may increase or decrease from year to year. This is the result of discount rates used in the calculations. See Executive Compensation — Pension Plan.

Policy on Recoupment of Officer Bonuses

We have a “clawback” policy that applies to AIP and LTIP payouts. To the extent permitted by law, our policy requires the reimbursement of all or a portion of any performance-based annual or long-term bonus paid to any officer where: (i) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, and (ii) a lower payment would have been made to the officer based upon the restated financial results. In each such instance the Company will, to the extent practicable, seek to recover the amount by which the officer’s bonus for the relevant period exceeded the lower payment that would have been made based on the restated financial results. Our current policy provides that we will not seek to recover bonuses paid more than two years prior to the date on which our board of directors was made aware of the need to restate our financial statements. In October 2022, the SEC issued a rule mandating that the stock exchanges develop listing standards that require companies to have a clawback policy. When the final listing standard is issued by Nasdaq, we will conform our policy accordingly.

To the extent permitted by law, officers are also required to reimburse us for any performance-based annual or long-term bonus we paid to such officer where the officer’s employment with the Company was terminated for cause either prior to the payment of the bonus or within six months thereafter.

2023 Information Statement    25

Policy for Minimum Stock Ownership Levels

Our Policy for Minimum Stock Ownership Levels is designed to (i) promote greater alignment between management and the interests of our shareholders through ownership of Company stock, and (ii) achieve a stronger correlation to market-prevalent stock ownership practices of public companies. The policy requires our executive and senior officers to acquire and hold Erie Indemnity Company stock with a market value equal to a specific multiple of base salary. Owned shares, shares held in our 401(k) savings plan, shares issued under the LTIP and share credits issued under the Incentive Compensation Deferral Plan are counted toward satisfying the ownership requirement.

Officers who are covered by the policy must achieve their minimum ownership level by the fifth anniversary of becoming a covered officer. If a covered officer is appointed to a position with a higher minimum ownership requirement, the difference between the two levels must be achieved by the fifth anniversary of the new appointment. The original timeframe continues to apply to the prior ownership requirement.

The policy further provides that, once a covered officer owns or is credited with enough shares to satisfy their minimum ownership requirement, they are not required to acquire additional shares in the event of a decline in stock price or increase in base salary. The dollar value of the minimum stock ownership requirement does not increase unless the covered officer is promoted to a position that has a higher ownership requirement.

The following table shows the required stock ownership levels and the share ownership of our NEOs as of December 31, 2022:

Name	Target Ownership Level	# of Shares Owned at 12/31/2022	Met Target
Timothy G. NeCastro	4x base salary	27,523	Yes
Gregory J. Gutting	3x base salary	9,345	Yes
Lorianne Feltz	3x base salary	7,457	Yes
Douglas E. Smith	3x base salary	5,130	Yes
Parthasarathy Srinivasa(1)	3x base salary	0	No

(1)	Mr. Srinivasa’s employment with the Company began on April 4, 2022.

Anti-Hedging Policy

We have an “Anti-Hedging Policy” that prohibits members of the Company’s board of directors and those officers of the Company who are subject to the Policy for Minimum Stock Ownership Levels, as well as their spouses and any individuals residing in the same household, from engaging in hedging or monetization transactions with respect to Company securities including, but not limited to: (i) purchasing put or call options or other derivative instruments; (ii) using financial instruments, such as exchange funds, variable prepaid forwards, equity swaps, collars and forwards; and (iii) establishing short positions in Company stock (collectively, “Prohibited Transactions”). Our board of directors believes that it is in the best interests of Company shareholders, and promotes the Company’s commitment to sound corporate governance, to prohibit individuals subject to this policy from engaging in Prohibited Transactions, as such transactions can disrupt the alignment between those individuals and the Company’s other shareholders, compromise Company compensation programs and philosophies, and undermine polices regarding stock ownership.

Tax Implications of Executive Compensation

Our compensation committee will continue to monitor guidance from the IRS to balance the benefits of deductibility with the goals of our executive compensation program.

Agreements with Executive Officers

We do not have employment agreements with any NEOs; however, in addition to a signing bonus included in the Summary Compensation Table, Mr. Srinivasa received a retention bonus in his offer of employment pursuant to which he will receive $100,000 on the first anniversary of his employment and $75,000 on the second anniversary of his employment. These payments are contingent on his continued employment in good standing on those dates. For termination scenarios relating to our NEOs, see Executive Compensation — Potential Termination or Change in Control Payments.

26    Erie Indemnity Company

Executive Compensation

The following table sets forth the 2022, 2021, and 2020 compensation of our NEOs. Compensation disclosed herein is for services rendered in all capacities to us, EFL, the Exchange and their subsidiaries and affiliates. Compensation is allocated among us, the Exchange, EFL and their subsidiaries and affiliates according to an estimated proportion of the executives’ time dedicated to the affairs of each entity. Our share of total compensation expense for the NEOs was 56 percent in 2022, 55 percent in 2021, and 54 percent in 2020. Amounts indicated are pre-individual income taxes.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compen- sation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Timothy G. NeCastro President and Chief Executive Officer	2022 2021 2020	1,026,538 966,154 940,385	0 885 0	2,184,136 1,940,202 1,900,133	1,168,923 1,361,492 1,092,500	0 509,104 1,270,170	132,639 96,684 60,473	4,512,236 4,874,521 5,263,661
Gregory J. Gutting Executive Vice President and Chief Financial Officer	2022 2021 2020	576,154 558,077 540,385	0 824 0	522,047 504,093 495,077	408,988 438,816 379,500	0 199,216 710,671	62,039 39,780 42,160	1,569,228 1,740,806 2,167,793
Lorianne Feltz Executive Vice President Claims and Customer Service	2022 2021 2020	452,115 438,077 424,231	0 699 0	409,617 396,126 387,009	308,104 334,224 288,960	0 74,804 652,770	44,268 38,401 63,729	1,214,104 1,282,331 1,816,699
Douglas E. Smith Executive Vice President Sales and Products	2022 2021 2020	449,692 438,077 424,231	0 699 0	406,870 396,126 387,009	306,073 321,024 283,800	0 109,431 470,719	46,826 39,345 21,883	1,209,461 1,304,702 1,587,642
Parthasarathy Srinivasa Executive Vice President and Chief Information Officer	2022	334,327	300,000	391,306	249,604	28,581	19,344	1,323,162

(1)	For Mr. Srinivasa, this column includes a signing bonus of $300,000.

(2)

Grants made under our LTIP for the performance periods beginning in 2022, 2021 and 2020 are shown in the “Stock Awards” column. Grants of phantom stock were made each year and, upon vesting, participants will be paid in cash. For Mr. Srinivasa, this amount is prorated based on his hire date of April 4, 2022.

(3)	The “Non-Equity Incentive Plan Compensation” column includes payouts made under the AIP during each year.

(4)

Amounts in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column were negative for 2022 for all NEO’s, with the exception of Mr. Srinivasa, and therefore are disclosed as zero. The decrease is the result of an increase in discount rates used for the calculations. Pension plan rates for 2022, 2021 and 2020 were 5.67 percent, 3.16 percent and 2.96 percent, respectively. SERP rates for 2022, 2021 and 2020 were 5.46 percent, 3.11 percent and 2.86 percent, respectively. The negative values for Messrs. NeCastro, Gutting, and Smith, and for Ms. Feltz, are ($1,100,823), ($1,068,651), ($751,256) and ($1,026,178), respectively.

(5)	See Supplemental Table for All Other Compensation.

Stock Awards: Long Term Incentive Plan

Our LTIP allows awards of phantom stock and the payment of outstanding awards to be made in either cash or stock. The LTIP plan document includes a list of performance measures that may be used for a particular performance period. Awards for the 2022-2024, 2021-2023 and 2020-2022 performance periods are payable in cash. The amounts shown in the Summary Compensation Table for 2022, 2021 and 2020 reflect the grant date fair value of these awards as further described below. Amounts for each performance period will not be earned until December 31 of the third year and may be more or less than the value shown based upon the level of achievement of the performance goals and the average of our closing stock price for the last 20 trading days of the performance period.

For 2022, 2021 and 2020, the grant value of each executive’s target LTIP award (calculated as a percentage of their base salary) was established by our compensation committee. The number of phantom shares awarded in 2022, 2021 and 2020 was calculated by dividing the target LTIP award by $183.11, $246.50 and $167.03, respectively, the average share price for the first 20 trading days of each performance period.

2023 Information Statement    27

Non-Equity Incentive Plan Compensation

The “Non-Equity Incentive Plan Compensation” column includes the AIP payouts during each year.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings

The Summary Compensation Table above includes the net change in the present value of accrued benefits from December 31, 2021 to December 31, 2022 under our pension plan, a tax-qualified defined benefit pension plan, and our SERP, a non-qualified defined benefit arrangement. The present value information presented utilizes assumptions consistent with those used for fiscal year 2022 disclosure under Financial Accounting Standards Board (FASB) Accounting Standards Codification 715, “Compensation — Retirement Plans.” Pension plan discount rates used for December 31, 2022, 2021 and 2020 were 5.67 percent, 3.16 percent and 2.96 percent, respectively.

SERP discount rates used for December 31, 2022, 2021 and 2020 were 5.46 percent, 3.11 percent and 2.86 percent, respectively.

There are no above-market or preferential non-qualified deferred compensation earnings to disclose in this column. See Non-Qualified Deferred Compensation for a description of the investment funds and earnings.

All Other Compensation

The following table provides details of the amounts presented in the “All Other Compensation” column of the Summary Compensation Table.

Supplemental Table for All Other Compensation

Name	Year	401(k) Contribution ($)(1)	Supple- mental 401(k) Match ($)(2)	Tax Gross- Ups ($)(3)	Member- ship Dues ($)(4)	Guest Travel ($)(5)	Other ($)(6)	Total ($)
Timothy G. NeCastro	2022 2021 2020	12,200 11,600 11,400	28,862 27,046 0	16,672 4,389 13,532	3,109 2,918 1,951	9,721 0 0	62,075 50,731 33,590	132,639 96,684 60,473
Gregory J. Gutting	2022 2021 2020	12,200 11,600 11,400	10,846 10,723 10,215	9,805 538 708	3,570 2,895 3,960	1,871 0 0	23,747 14,024 15,877	62,039 39,780 42,160
Lorianne Feltz	2022 2021 2020	12,200 11,600 11,400	5,885 5,923 5,569	7,004 2,715 14,856	2,487 2,537 1,696	0 0 0	16,692 15,626 30,208	44,268 38,401 63,729
Douglas E. Smith	2022 2021 2020	12,200 11,600 11,400	5,788 6,600 5,569	3,421 0 0	2,487 3,072 2,891	4,331 0 0	18,599 18,073 2,023	46,826 39,345 21,883
Parthasarathy Srinivasa	2022	0	13,154	1,134	2,012	1,748	1,296	19,344

(1)

This column includes the company match for our tax-qualified 401(k) savings plan for employees. For more information on the 401(k) savings plan, see also Part II, Item 8, “Financial Statements and Supplementary Data — Note 9, Postretirement Benefits, of Notes to Financial Statements” in our annual report on Form 10-K filed with the SEC on March 1, 2023. Mr. Srinivasa did not participate in our 401(k) savings plan in 2022.

(2)

Included in the “Supplemental 401(k) Match” column are our contributions that cannot be credited to the tax-qualified 401(k) savings plan because of compensation and contribution limits imposed by the Code. See Non-qualified Deferred Compensation for additional discussion.

(3)

We pay taxes on behalf of our executives for guest travel, residential home security, and personal use of company aircraft. For 2022, this column includes gross ups for residential home security monitoring services for Mr. NeCastro, Mr. Gutting and Ms. Feltz. For 2022, this column also includes a gross up for personal use of company aircraft for Mr. NeCastro, and gross ups for guest travel for Messrs. NeCastro, Gutting, Smith and Srinivasa.

(4)	We provide professional association and business dining club membership dues for executives.

(5)	We pay registration fees and normal travel expenses for an executive’s guest when they accompany the executive to certain business functions.

(6)

The “Other” column includes executive physicals, the company-paid portion of a comprehensive financial counseling program, the company-paid cost of residential home security, the taxable value of group term life insurance, payments for vacation conversion, taxable fringe benefits and personal use of company aircraft. For Mr. NeCastro, Mr. Gutting and Ms. Feltz, this column for 2022 includes $1,056, $10,185 and $7,781, respectively, for the cost of residential home security. For Mr. Smith, amounts paid in 2022 include $17,385 for vacation conversion. For Mr. NeCastro, the amount shown for 2022 includes $51,144 for personal use of the company aircraft. We believe allowing the CEO and NEOs access to a company aircraft for business and personal travel mitigates health and safety risks to Mr. NeCastro and the NEOs and allows them to be immediately available to respond to business priorities.

28    Erie Indemnity Company

Grants of Plan-Based Awards

The following table summarizes awards that were granted during 2022 under our AIP and LTIP.

Grants of Plan-Based Awards Table for 2022

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Plan	Grant Date	Performance Period	Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
Timothy G. NeCastro	AIP LTIP	2/16/22 2/16/22	2022 2022-2024	0 N/A	1,196,000 N/A	2,392,000 N/A	N/A 0	N/A 11,928	N/A 29,820	N/A 2,184,136
Gregory J. Gutting	AIP LTIP	2/16/22 2/16/22	2022 2022-2024	0 N/A	406,000 N/A	812,000 N/A	N/A 0	N/A 2,851	N/A 7,128	N/A 522,047
Lorianne Feltz	AIP LTIP	2/16/22 2/16/22	2022 2022-2024	0 N/A	318,500 N/A	637,000 N/A	N/A 0	N/A 2,237	N/A 5,593	N/A 409,617
Douglas E. Smith	AIP LTIP	2/16/22 2/16/22	2022 2022-2024	0 N/A	316,400 N/A	632,800 N/A	N/A 0	N/A 2,222	N/A 5,555	N/A 406,870
Parthasarathy Srinivasa(4)	AIP LTIP	4/4/22 4/4/22	2022 2022-2024	0 N/A	247,781 N/A	495,562 N/A	N/A 0	N/A 2,137	N/A 5,343	N/A 391,306

(1)

The maximum AIP payout is 200 percent of the target award. See Compensation Discussion and Analysis — Annual Incentive Plan and Part II, Item 8, “Financial Statements and Supplementary Data — Note 10, Incentive and Deferred Compensation Plans, of Notes to Financial Statements” in our annual report on Form 10-K filed with the SEC on March 1, 2023. The minimum funding qualifier for payment of the 2022 AIP awards was satisfied. AIP results were certified and approved by our compensation committee on February 15, 2023, and the awards were paid on March 14, 2023. All payments made under the AIP are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)

Under the LTIP, our compensation committee grants performance shares, performance units and/or phantom stock to participants. Performance shares represent the right to receive shares of common stock or cash. Performance units and phantom stock represents the right to receive a cash payment. For the 2022-2024 performance period, grants were made in shares of phantom stock and awards will be paid in cash when vested. The maximum payout under this plan is 250 percent of the target award. Award payments, if any, for the 2022-2024 performance period will vest at December 31, 2024.

(3)	The grant date fair value of the award was calculated by multiplying the target number of phantom shares by $183.11, the average share price for the first 20 trading days of the performance period.

(4)	Mr. Srinivasa’s grants under the AIP and LTIP are prorated for the number of days he participated in each performance period based on his start date with the Company of April 4, 2022.

An executive’s target award is established by our compensation committee. The target number of performance shares, performance units and/or phantom stock for each executive is based on a competitive total direct compensation target opportunity and an agreed-upon target pay mix. When our compensation committee approves target awards, it also selects the performance measures and approves the calibration of shares and/or cash awarded at performance levels above and below target. Our compensation committee has the discretion to increase or decrease awards to any individual participant in the incentive plans, and we have a policy for recoupment of officer bonuses. See Compensation Discussion and Analysis.

Under our LTIP, the actual number of shares or amount of cash paid to an executive at the end of a performance period may be more or less than the executive’s target, but not more than the maximum for that performance period. See also Part II, Item 8, “Financial Statements and Supplementary Data — Note 10, Incentive and Deferred Compensation Plans, of Notes to Financial Statements” in our annual report on Form 10-K filed with the SEC on March 1, 2023.

2023 Information Statement    29

Outstanding Equity Awards

The following table shows outstanding equity awards at December 31, 2022.

Outstanding Equity Awards at December 31, 2022

Name	Performance Period	Stock Awards Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Timothy G. NeCastro	2022-2024(1) 2021-2023(2) 2020-2022(3)	11,928 7,871 11,376	2,966,732 1,957,675 2,829,439
Gregory J. Gutting	2022-2024(1) 2021-2023(2) 2020-2022(3)	2,851 2,045 2,964	709,101 508,632 737,206
Lorianne Feltz	2022-2024(1) 2021-2023(2) 2020-2022(3)	2,237 1,607 2,317	556,387 399,693 576,284
Douglas E. Smith	2022-2024(1) 2021-2023(2) 2020-2022(3)	2,222 1,607 2,317	552,656 399,693 576,284
Parthasarathy Srinivasa(4)	2022-2024(1)	2,137	531,515

(1)

For the 2022-2024 performance period, we have information on three of the twelve measurement quarters and estimate the payout to be approximately 76 percent of target. Because the expected payout is below target, it is disclosed in the table at target. Award payments, if any, for the 2022-2024 performance period will be deemed earned at December 31, 2024. In 2025, after the level of achievement of the performance goals has been certified, awards under the LTIP made in 2022 — which were made in phantom stock — will be settled in cash.

(2)

For the 2021-2023 performance period, we have information on seven of the twelve measurement quarters and estimate the payout to be approximately 39 percent of target. Because the expected payout is below target, it is disclosed in the table at target. Award payments, if any, for the 2021-2023 performance period will be deemed earned at December 31, 2023. In 2024, after the level of achievement of the performance goals has been certified, awards under the LTIP made in 2021 — which were made in phantom stock — will be settled in cash.

(3)

For the 2020-2022 performance period, we have information on eleven of the twelve measurement quarters and estimate the payout to be approximately 62 percent of target. Because the expected payout is below target, it is disclosed in the table at target. Award payments, if any, for the 2020-2022 performance period are deemed earned at December 31, 2022. In 2023, after the level of achievement of the performance goals has been certified, awards under the LTIP made in 2020 — which were made in phantom stock — will be settled in cash.

(4)

Mr. Srinivasa’s grant under the LTIP for the 2022-2024 performance period will be prorated for the number of days he participates in the performance period based on his start date with the Company of April 4, 2022.

All shares in the above table were valued using the closing share price of $248.72 on December 30, 2022. All awards in the LTIP were in the form of phantom stock and payable in cash.

30    Erie Indemnity Company

Option Exercises and Stock Vested During 2022

The table below shows equity awards that vested during 2022.

	Stock Awards
Name	Number of Shares Vested (#)	Value Realized Upon Vesting ($)
Timothy G. NeCastro	5,974	1,150,951
Gregory J. Gutting	1,708	329,063
Lorianne Feltz	1,366	263,174
Douglas E. Smith	1,366	263,174
Parthasarathy Srinivasa	N/A	N/A

The number of shares vested relates to the 2019-2021 LTIP performance period. All shares were valued using a share price of $192.66, which was the closing share price on December 31, 2021.

We do not offer option awards to our executives.

Pension Plan and SERP

The Pension Benefits table below includes the present value of accrued benefits under our defined benefit pension plan and our SERP as of December 31, 2022. Executives must complete five full years of service to be fully vested in our pension plan. As of December 31, 2022, all our NEOs except for Mr. Srinivasa are 100 percent vested in the pension plan. Executives earn a vested interest in our SERP at the rate of 20 percent per full year of supplemental plan service, but they must also be fully vested in our pension plan to be vested in the SERP. All of our NEOs except for Mr. Srinivasa were fully vested in the SERP at the end of 2022.

The present value information presented in the Pension Benefits table utilizes assumptions consistent with those used for fiscal year 2022 disclosure under FASB Accounting Standards Codification 715, “Compensation — Retirement Plans,” including a 5.67 percent discount rate as of December 31, 2022 (5.46 percent discount rate for our SERP) and assumes a retirement age of 65.

Pension Benefits at December 31, 2022

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Timothy G. NeCastro	Pension SERP	27 27	1,012,751 4,875,145	0 0
Gregory J. Gutting(1)	Pension SERP	30 30	972,144 2,262,644	0 0
Lorianne Feltz(1)	Pension SERP	30 30	731,687 1,155,629	0 0
Douglas E. Smith	Pension SERP	24 24	422,551 716,921	0 0
Parthasarathy Srinivasa	Pension SERP	1 0	28,581 0	0 0

(1)	Mr. Gutting and Ms. Feltz have been employed with the Company for more than 30 years, but under the pension plan and SERP they are limited to 30 years of credited service.

Normal retirement under both our pension plan and SERP is age 65 because that is the earliest time that an executive could retire and commence benefit payments under the plans without any reduction due to age.

Under our pension plan, “final average earnings” are the average of the executive’s highest 36 consecutive months of compensation during their final 120 months of employment. Under our SERP, final average earnings are the average of the executive’s highest 24 consecutive months of compensation during their final 120 months

2023 Information Statement    31

of employment. For purposes of calculating the amount of pension and SERP benefits, compensation includes base salary and a lump sum paid in lieu of a merit increase but excludes bonuses, deferred compensation plan payments and severance pay. An executive’s compensation that exceeds annual limits imposed by the Code is excluded in computing benefits derived under our pension plan but included in computing benefits due under our SERP.

“Credited service” is generally defined as the executive’s years of employment with us as a covered employee, up to a maximum of 30 years. For purposes of determining the number of years of credited service that will be used to calculate the amount of the benefit, the executive, as well as all other employees, earns a full year of credited service for a partial year of employment as a covered employee. Supplemental plan service in our SERP means employment with us as both a covered employee and SERP participant.

Our pension plan’s benefit formula at normal retirement age is 1.0 percent of the executive’s final average earnings up to the social security-covered compensation level (an amount published each year by the Social Security Administration) plus 1.5 percent of the final average earnings in excess of the social security-covered compensation level with the resulting sum multiplied by the executive’s years of credited service, up to a maximum of 30 years. Our pension plan’s benefit is accrued in the form of a single life annuity with optional actuarially equivalent forms of payment available.

Our SERP’s benefit formula at normal retirement age is equal to 60 percent of SERP final average earnings, reduced proportionately for less than 30 years of credited service. This benefit is accrued in the form of a 10-year certain and life thereafter annuity. The executive’s benefit that is payable under the pension plan is subtracted from their SERP benefit. For purposes of this offset, monthly benefits that are payable in a form other than a 10-year certain and life thereafter annuity are converted to a monthly benefit which is the actuarial equivalent of a 10-year certain and life thereafter annuity.

SERP benefits earned before 2022 are payable in the form of a lump sum cash payment. SERP benefits earned after 2021 are payable in the form of 10 annual installments.

Each executive may become eligible for a SERP benefit only if:

•	the executive is vested under our pension plan (100 percent vested after five full years of service);

•	the executive is entitled to receive a benefit under our pension plan; and

•	prior to the executive’s termination of employment, the executive is vested in our SERP benefit according to the table below.

Years of Supplemental Plan Service	Vested Percentage
Less than 1	0%
1 but less than 2	20%
2 but less than 3	40%
3 but less than 4	60%
4 but less than 5	80%
5 or more	100%

Executives in our pension plan and our SERP are eligible for early retirement after attaining age 55 and completing at least 15 full years of service as a covered employee. The executive’s early retirement benefit under these plans is reduced by 0.25 percent for each complete calendar month up to 60 months and 0.375 percent for each complete calendar month in excess of 60 months by which the executive’s early retirement benefit commencement date precedes such executive’s normal retirement date.

See also Part II, Item 8, “Financial Statements and Supplementary Data — Note 9, Postretirement Benefits, of Notes to Financial Statements” in our annual report on Form 10-K filed with the SEC on March 1, 2023

Non-Qualified Deferred Compensation

We maintain two deferred compensation plans in which executives are eligible to participate.

32    Erie Indemnity Company

Deferred Compensation Plan

Under our Deferred Compensation Plan, executives may elect to defer up to 100 percent of their annual salary and up to 100 percent of any cash award under our AIP. A matching contribution is also credited to a participant’s deferred compensation account if their annual base salary exceeds the IRS annual maximum recognizable compensation limit for qualified retirement plans ($305,000 for 2022) and they have elected to defer base salary into this plan during the year. The sum of the participant’s 401(k) plan matching contribution plus this plan’s matching contribution provides the participant with the same total match expressed as a percentage of their total base salary that any employee with less than $305,000 of base salary would be eligible to receive under the 401(k) plan (four percent of base salary for employee contributions of at least five percent of base salary). Participants in the plan select hypothetical investment funds for their deferrals and are credited with the hypothetical returns generated. This plan is an unfunded, non-qualified, deferred compensation arrangement created for executive officers, senior vice presidents and other select officers of the Company.

Executives identify:

•	the percentage of annual salary and bonus to be deferred;

•	hypothetical investment funds;

•	the timing of distribution of amounts credited to the executive’s deferred compensation account (annual installments over 5 or 10 years); and

•

the beneficiary designated to receive payment of the amounts credited to the deferred compensation account in the event the executive dies before distribution of amounts credited to the deferred compensation account is completed.

The following table summarizes NEO contributions, our contributions, credited earnings, withdrawals and the aggregate balance of deferred compensation plan accounts as of December 31, 2022.

Non-Qualified Deferred Compensation Table for 2022

Name	Executive Contributions in 2022 ($)(1)	Company Contributions in 2022 ($)(2)	Aggregate Earnings in 2022 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2022 ($)(3)
Timothy G. NeCastro	30,796	28,862	(163,669)	0	763,771
Gregory J. Gutting	57,615	10,846	(117,470)	0	506,931
Lorianne Feltz	9,042	5,885	(77,605)	0	194,294
Douglas E. Smith	237,687	5,788	(428,613)	0	2,006,064
Parthasarathy Srinivasa	318,065	13,154	(3,302)	0	327,917

(1)	Executive contributions include amounts deferred as supplemental employee contributions. These amounts are disclosed in the Summary Compensation Table in the “Salary” column.

(2)	Our contributions are the company match on annual salary deferrals. These amounts are disclosed in the Summary Compensation Table in the “All Other Compensation” column.

(3)

For Mr. NeCastro, $28,862 and $27,046 was reported in our Summary Compensation Table for 2022 and 2021, respectively. For Mr. Gutting, $10,846, $10,723 and $10,215 were reported as compensation in our Summary Compensation Table for 2022, 2021 and 2020, respectively. For Ms. Feltz, $5,885, $5,923 and $5,569 were reported as compensation in our Summary Compensation Table for 2022, 2021 and 2020, respectively. For Mr. Smith, $5,788, $6,600 and $5,569 were reported as compensation in our Summary Compensation Table for 2022, 2021 and 2020, respectively. For Mr. Srinivasa, $13,154 was reported as compensation in our Summary Compensation Table for 2022.

With the exception of the T. Rowe Price Science and Technology Fund, the plan’s hypothetical investment funds mirror the investment options that are offered to the executives in our tax-qualified 401(k) plan. As with our 401(k) plan, executives participating in our deferred compensation plan may exchange investment funds daily. The returns credited to their deferred compensation plan accounts are determined by the investment results of the hypothetical investment funds selected.

2023 Information Statement    33

Incentive Compensation Deferral Plan

Participants in our AIP and LTIP may elect to defer up to 100 percent of their AIP award and/or up to 100 percent of their LTIP award for each performance period. Deferred awards are credited to a deferred stock account, denominated in shares of our Class A common stock, until retirement or other separation from service. Dividend equivalent credits paid by us are reinvested in each deferred stock account as additional share credits. Participants are 100 percent vested at date of deferral. Vested share credits will be paid to participants upon separation from service in approximately equal annual installments of our Class A common stock over three years.

The following table summarizes NEO contributions, credited earnings, withdrawals and the aggregate balance of incentive compensation deferral plan accounts as of December 31, 2022.

Name	Executive Contributions in 2022 ($)(1)	Company Contributions in 2022 ($)(2)	Aggregate Earnings (Losses) in 2022 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2022 ($)
Timothy G. NeCastro	0	0	736,325	0	3,030,361
Gregory J. Gutting	0	0	308,124	0	1,268,090
Lorianne Feltz	65,476	0	157,978	0	630,664
Douglas E. Smith(3)	0	0	0	0	0
Parthasarathy Srinivasa(3)	0	0	0	0	0

(1)

Executive contributions include amounts deferred under the 2021 AIP paid out in 2022 and/or the 2019-2021 LTIP paid out in 2022. These amounts are disclosed in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” and “Stock Awards” columns, respectively.

(2)	The Company does not make contributions to the Incentive Compensation Deferral Plan.

(3)	Mr. Smith has not participated in this plan. Mr. Srinivasa is a participant in the plan but has not accumulated any share credits under the plan as of December 31, 2022.

Agreements with Executive Officers

We have no employment agreements with any NEOs; however, Mr. Srinivasa received a retention bonus in his offer of employment pursuant to which he will receive $100,000 on the first anniversary of his employment and $75,000 on the second anniversary of his employment. These payments are contingent on his continued employment in good standing on those dates. For termination scenarios relating to our NEOs, see Executive Compensation — Potential Termination or Change in Control Payments.

Potential Termination or Change in Control Payments

Potential salary and benefits payments expected under various termination scenarios are disclosed below for the NEOs who were employed as of December 31, 2022. We developed the compensation and benefit amounts disclosed in the table below assuming a termination date of December 31, 2022. Amounts shown represent only payments estimated in addition to the other compensation disclosed herein.

34    Erie Indemnity Company

Termination and Change in Control Table

Name	Involuntary Without Cause ($)		Voluntary Without Good Reason ($)		Involuntary With Cause ($)		Voluntary With Good Reason ($)		Disability ($)		Death ($)
Timothy G. NeCastro Pension SERP	126,109 536,549	(1) (3)	126,109 536,549	(1) (3)	126,109 536,549	(1) (3)	126,109 536,549	(1) (3)	126,109 536,549	(1) (3)	58,499(2) 145,581(2)
Gregory J. Gutting Pension SERP	222,205 437,251	(1) (3)	222,205 437,251	(1) (3)	222,205 437,251	(1) (3)	222,205 437,251	(1) (3)	222,205 437,251	(1) (3)	136,472(2) 242,342(2)
Lorianne Feltz Pension SERP	182,049 0	(1)	182,049 0	(1)	182,049 0	(1)	182,049 0	(1)	182,049 0	(1)	(731,687)(2) (1,155,629)(2)
Douglas E. Smith Pension SERP	108,501 0	(1)	108,501 0	(1)	108,501 0	(1)	108,501 0	(1)	108,501 0	(1)	223,946(2) 349,210(2)
Parthasarathy Srinivasa Pension SERP	0 0		0 0		0 0		0 0		0 0		(28,581)(2) 0(2)

(1)

The early retirement benefit defined in the tax-qualified pension plan is a “subsidized” benefit because the early retirement reduction factors are more generous than an actuarially equivalent reduction for the early commencement of benefits. The amount shown is the additional present value attributable to receiving a reduced early retirement benefit from the tax-qualified pension plan at age 55, or current age if the NEO is older than age 55, versus an unreduced benefit at age 65.

(2)

Upon the death of a NEO, a survivor benefit under the SERP and pension begins immediately. The amount shown is the additional present value attributable to the commencement of the survivor benefit based upon the spouse’s age at December 31, 2022. If the NEO is early retirement eligible, the survivor benefit is paid as a 100 percent joint and survivor annuity reduced for early retirement. If the NEO has not reached early retirement eligibility, the survivor benefit is paid as a 50 percent joint and survivor annuity without early retirement reduction.

Since the surviving spouse’s benefit is either unreduced for early commencement or reduced with a subsidized early retirement factor, the benefit becomes less valuable as the NEO approaches age 65. Negative amounts are shown when the surviving spouse’s benefit is less valuable than the NEO’s age 65 benefit, which may occur under either scenario. Other factors that influence amounts in this column include the age and gender of the NEO’s surviving spouse.

(3)

The early retirement benefit defined in the SERP is a “subsidized” benefit because the early retirement reduction factors are more generous than an actuarially equivalent reduction for the early commencement of benefits. The amount shown is the additional present value attributable to receiving a reduced early retirement benefit from the SERP at the NEO’s current age versus an unreduced benefit at age 65.

Compensation Committee Interlocks and Insider Participation

Our compensation committee presently consists of Chair Thomas W. Palmer, Jonathan Hirt Hagen, Brian A. Hudson, Sr., George R. Lucore, and Thomas B. Hagen, ex officio. During 2022, no member of our compensation committee was an officer or employee of us, the Exchange, or any subsidiary or affiliate of us or the Exchange, nor was any committee member formerly an officer of us, except that Mr. Thomas Hagen served as an officer of the Company, including as our President and then as Chairman and CEO, until 1993, and Mr. Lucore served as an officer of the Company until 2010. All of the directors that serve on our compensation committee are independent directors as defined in the Nasdaq rules and qualified directors as required under the Holding Companies Act. Furthermore, none of our executive officers serves as a member of a compensation committee of another entity, one of whose executive officers serves on our compensation committee, nor do any of our executive officers serve as a director of another entity, one of whose executive officers serves on our compensation committee.

2023 Information Statement    35

Equity Compensation Plan Table

The following table summarizes the Company’s equity compensation plan information as of December 31, 2022.

Equity Compensation Plan Table

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by shareholders(1)	N/A	N/A	1,572,588(2)(3)
Equity compensation plans not approved by shareholders	N/A	N/A	N/A

(1)

Includes the LTIP and the Equity Compensation Plan. An amendment and restatement of the director deferred stock plan will be voted on at the Annual Meeting. See Proposal 4 — Approval of the Adoption of our Deferred Stock Plan for Outside Directors as Amended and Restated. Pursuant to this amendment and restatement, 250,000 shares will be available under the Deferred Stock Plan for Outside Directors. That number is not included here because it is subject to shareholder approval.

(2)

The LTIP permits grants of performance shares or units, or phantom shares to be satisfied with shares of our Class A common stock or cash payment as determined by the compensation committee. The compensation committee has determined that the plan awards for the 2019-2021, 2020-2022 and 2021-2023 performance periods will be paid in cash.

(3)	We purchase shares of our Class A common stock on the open market to settle stock awards under each plan. We do not issue new shares of common stock to settle stock awards.

36    Erie Indemnity Company

Report of our Executive Compensation and Development Committee

The following report of our compensation committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the “1933 Act,” or the Exchange Act, except to the extent that we specifically incorporate this report of our compensation committee by reference therein.

The members of our compensation committee reviewed and discussed the Compensation Discussion and Analysis and, based on such review and discussions, recommended to our board of directors that the Compensation Discussion and Analysis be included in this information statement for filing with the SEC and the incorporation by reference of such Compensation Discussion and Analysis in our annual report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.

Erie Indemnity Company Executive Compensation and Development Committee:

Thomas W. Palmer, Chair

Jonathan Hirt Hagen

Thomas B. Hagen, ex officio

Brian A. Hudson, Sr.

George R. Lucore

February 15, 2023

2023 Information Statement    37

CEO Pay Ratio

SEC rules require annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer, or “PEO.” Our PEO is our President and CEO.

Pursuant to SEC rules, a company is required to identify its median employee every three years. We last identified our median employee in 2019. Therefore, we identified our 2022 median employee by examining the annual cash compensation for each of our employees during 2022, gathered from payroll data. We selected annual cash compensation as our compensation measure as it is readily available in our existing payroll systems, consistently calculated for each employee, and a reasonable proxy for total compensation purposes when determining the median employee. The median employee was calculated using the same rules that apply to the CEO’s compensation disclosure in the Summary Compensation Table.

Pay elements of the annual total compensation for each employee include:

•	salary received in fiscal year 2022;

•	annual Holiday Bonus or other annual incentive plan payment made in fiscal year 2022;

•	change in pension plan value during fiscal year 2022;

•	company-paid 401(k) plan match made during fiscal year 2022;

•	company-paid life insurance premium during fiscal year 2022; and

•	other company-paid perquisites and benefits.

Annual total compensation was calculated using payroll data as of December 31, 2022.

Summary Compensation Table Methodology

Employee	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Median Employee	2022	66,825	3,990	0	0	0	3,792	74,607

(1)	Salary received during 2022.

(2)	Holiday Bonus.

(3)	Equity awards.

(4)	Other incentive plan payment.

(5)	Aggregate year-over-year increase in actuarial present value of accumulated benefits under the pension plan. The amount in this column was negative for 2022 and therefore is disclosed as zero.

(6)

Includes other company-paid perquisites and benefits (e.g., professional membership dues, 401(k) match, personal use of company vehicle, wellness program rewards, recognition program, overtime pay, company-paid life insurance premiums, etc.).

	2022 Total Compensation
Median annual total compensation of all employees (excluding President and CEO)	$ 74,607
Annual total compensation of President and CEO (Mr. NeCastro)	$4,512,236	*
Ratio of the median annual total compensation of all employees to the annual total compensation of Mr. NeCastro, President and Chief Executive Officer	1:60

* See Executive Compensation — Summary Compensation Table.

38    Erie Indemnity Company

Pay
Versus
Performance
In August 2022, the SEC adopted pay versus performance disclosure rules that require us to provide the information set forth in the table below. The rules require disclosure for each of the Company’s five most recently completed fiscal years. For the initial disclosure, however, we are only required to provide disclosure for the prior three years, with an additional year added in each of the two subsequent years.
As required by Item 402(v) of Regulation
S-K,
the following table and accompanying footnotes and discussion provide certain information regarding executive compensation and measures of Company performance in the last three fiscal years. Except where expressly stated, the information presented below was not considered by the Compensation Committee in structuring our executive compensation program for the years presented. Refer instead to the Compensation Discussion and Analysis for a description of the philosophy, objectives, and structure of our executive pay program.
Pay Versus Performance Table

Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for CEO ($)(1)	Compensation Actually Paid to CEO ($)(2)	Average Summary Compensation Table Total for Non-CEO NEOs ($)(3)	Average Compensation Actually Paid to Non-CEO NEOs ($)(4)	Total Shareholder Return ($)(5)	Peer Group Total Shareholder Return ($)(6)	Net Income ($)(7)	Company Selected Measure – Direct Written Premium Growth (8)
2022 2021 2020	4,512,236 4,874,521 5,263,661	4,276,021 3,282,462 6,398,321	1,328,989 1,515,340 1,837,951	1,273,145 1,018,693 1,999,556	161 122 152	139 127 98	298,569,474 297,860,233 293,303,865	9.2 3.3 1.8	% % %

(1)	See “Total” column in the 2022, 2021 and 2020 Summary Compensation Tables.

(2)
“Compensation Actually Paid” is based on the total compensation included in the Summary Compensation Table for Mr. NeCastro and the
non-CEO
NEOs for years 2022, 2021 and 2020 with adjustments to the amounts disclosed for equity awards and pension benefits as illustrated below. Compensation Actually Paid is computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned or paid to Mr. NeCastro during the applicable year.

				Stock Award Adjustments(a)			Pension Benefit Adjustment(b)
	Summary Compensation Table (“SCT”) Total	Stock Awards Deducted From SCT ($)	Change in Pension Value Deducted From SCT ($)	Stock Awards Added to Compensation Actually Paid ($)	Stock Awards Deducted to Compensation Actually Paid ($)	Stock Award “True-Up” Added/ Deducted from Compensation Actually Paid ($)	Pension Service Cost Added to Compensation Actually Paid ($)	Total Compensation Actually Paid ($)
	A	B	C	D	E	F	G	A - (B + C + E) + (D + F + G)
CEO
2022	4,512,236	2,184,136	0	2,052,999	0	(387,601)	282,523	4,276,021
2021	4,874,521	1,940,202	509,104	759,848	0	(205,957)	303,356	3,282,462
2020	5,263,661	1,900,133	1,270,170	4,085,511	0	(53,808)	273,259	6,398,321
Average Non-CEO NEOs
2022	1,328,989	432,460	7,145	416,370	0	(71,931)	39,323	1,273,145
2021	1,515,340	448,446	148,236	122,250	44,433	(61,373)	83,591	1,018,693
2020	1,837,951	439,373	537,564	1,057,944	0	(23,229)	103,827	1,999,556

(a)
Stock Award Adjustments:
We deducted the grant date fair value of LTIP awards reported in the “Stock Awards” column in the
Summary
Compensation Table (column B above) and added the aggregate sum of: (i) for LTIP awards granted in a prior Fiscal Year, or “FY,” that are outstanding and unvested at the end of the covered FY, the change in fair value at the end of the covered FY compared to the fair value at the end of the prior FY; (ii) for LTIP awards granted in the covered FY, that are outstanding and unvested at the end of the covered FY, the fair value of the grant at the end of the covered FY; (iii) for LTIP awards granted in a prior FY that vested during the covered FY, the change in fair value at the vesting date compared to the fair value at the end of the prior FY; and (iv) in the year the award is paid, which is the year after vesting, the actual amount paid compared to the fair value at the vesting date. These values are all represented in columns D, E and F above. Column E represents the average of awards granted in a FY prior to the covered FY that failed to meet the applicable vesting conditions.

2023 Information Statement

Fair value for computation of stock awards is computed in accordance with the fair value methodology to account for share-based payments according to U.S. Generally Accepted Accounting Principles, or “U.S. GAAP.” The fair value of stock awards in columns D and E are based on the following assumptions:

At December 30, 2022
Award Year	2022	2021	2020
Class A Common Stock ($)	248.72	248.72	248.72
Performance Factor	0.7970	0.4475	0.6614
At December 31, 2021
Award Year	2021	2020	2019
Class A Common Stock ($)	192.66	192.66	192.66
Performance Factor	0.7598	0.8701	0.7015
At December 31, 2020
Award Year	2020	2019	2018
Class A Common Stock ($)	245.60	245.60	245.60
Performance Factor	0.7422	0.6313	1.0302
Former Executive Vice President and Chief Information Officer Robert C. Ingram III, who retired
December
31, 2021, was a NEO in years 2020 and 2021, but not 2022. As a result, Average Compensation Actually Paid for non-CEO
NEOs in 2022 does not reflect a deduction of $303,317, the difference between Mr. Ingram’s Compensation Actually Paid in 2021, which relied on an estimated amount of his LTIP payout, and what Mr. Ingram’s 2021 Compensation Actually Paid would have been using the amount actually paid to him in 2022. The fair value for the actual amount paid in 2022, 2021 and 2020 was based on the average price of our Class A common stock for the last 20 trading days of each performance period, $191.73, $238.30 and $168.45, respectively, and actual LTIP performance factors of .5267, .
9841
and 1.0891, respectively.

(b)
Pension Benefits:
We deducted the amount in the “Change in Pension Value and
Non-Qualified
Deferred Compensation Earnings” column in the Summary Compensation Table and added the aggregate of: (i) actuarially determined service cost under our pension plan, a tax-qualified
defined benefit plan, and our SERP, a
non-qualified
defined benefit arrangement attributable to services rendered by the executive during the covered fiscal year; and (ii) the entire cost of benefits granted in a plan amendment (or initiation) during the covered fiscal year that are attributed by the benefit formula to services rendered in periods prior to the plan amendment or initiation, in each case, calculated in accordance with U.S. GAAP. These values are represented in columns C and G.

(3)	See 2022 Summary Compensation Table for a listing of 2022 NEOs. The NEOs for 2021 and 2020 exclude Mr. Srinivasa and include Mr. Ingram.

(4)
“Compensation Actually Paid” is based on the total compensation included in the Summary Compensation Table with adjustments to the amounts disclosed for equity awards and pension benefits as described and quantified in footnote 2. Amounts in this column are an average of compensation actually paid for all NEOs for the covered FY, excluding our CEO, Mr. NeCastro.

(5)	Cumulative total shareholder return, or “TSR,” assuming reinvestment of dividends, for the periods indicated for our Class A common stock.

(6)	TSR for Standard & Poor’s Supercomposite Insurance Industry Group Index as reported in our annual report on Form 10-K filed with the SEC on March 1, 2023, February 24, 2022 and February 25, 2021.

(7)	Net income as reported in our annual reports on Form 10-K filed with the SEC on March 1, 2023, February 24, 2022 and February 25, 2021.

(8)
Annual DWP growth of the Property and Casualty Group is our company selected measure that best reflects the relationship between compensation actually paid to our NEOs and Company performance. Our management fee revenue is calculated as a percentage – limited to 25 percent—of all direct written premiums of the Property and Casualty Group. The management fee rate was set at 25 percent for 2022, 2021 and 2020. DWP is adjusted slightly for purposes of computing the Company’s management fee revenue. The adjustments include change in estimate for management fee returned on cancelled policies and the timing of revenue recognized for the administrative services.

Erie Indemnity Company

Pay Versus Performance Discussion

Total Shareholder Return – Company versus Peer Group
The Standard & Poor’s Supercomposite Insurance Industry Group Index is made up of 55 constituent members comprised of property and casualty insurers, insurance brokers, and life insurers, and is a capitalization weighted index. The Standard & Poor’s Supercomposite Insurance Industry Group Index is not our Executive Compensation Benchmarking Peer Group. Instead, we use compensation data for a peer group of property and casualty companies that we consider to be our competitors for policyholders, and in some cases, employees, and similar to us in terms of lines of business, net premiums written and/or asset size. See Compensation Discussion and Analysis — 2022 Executive Compensation Benchmarking Peer Group. Since several of the companies in our 2022 Executive Compensation Benchmarking Peer Group are not publicly traded, there is no way to compute TSR for our 2022 Executive Compensation Benchmarking Peer Group.
While we do not benchmark executive compensation to Standard & Poor’s Supercomposite Insurance Industry Group Index, we believe that the composition of the selected index is a suitable comparison for TSR as it broadly reflects our operations serving as attorney-in-fact
for the policyholders at the Exchange, as the majority of our revenue is based on the direct premiums written by the Property and Casualty Group. Our performance, as measured by total shareholder return, exceeded the index two out of the three years represented in the graph above.

2023 Information Statement

Total Shareholder
Return
– Compensation Actually Paid versus
TSR
Compensation, per the “compensation actually paid” calculation for our CEO and the average for our non-CEO
NEOs, and our TSR, decreased from 2020 to 2021. The decrease for this period in the compensation actually paid calculation is the result of the depreciation of our stock price between December 31, 2020 and December 31, 2021. The price of our Class A common stock impacts the value of vested and unvested LTIP awards in the compensation actually paid calculation. The compensation actually paid calculation for our CEO and the average for our non-CEO
NEOs, and our TSR, increased from 2021 to 2022.

Net Income
The graph above illustrates the directional relationship between (i) our CEO and average non-CEO
NEO’s compensation actually paid, and (ii) our net income over the three-year period 2020-2022. Net income is not a component of our executive compensation program and, therefore, does not have a direct correlation with actual compensation paid to our CEO and non-CEO
NEOs. Net income growth of 1.6 percent from 2020 to 2021 was primarily the result of increased revenue from investment operations. Net income growth of 0.2 percent from 2021 to 2022 was primarily the result of increased management fee revenue from strong DWP growth, partially offset by increased commission and other operating expense, and a reduction in revenue from investment operations.
Direct Written Premium Growth
For purposes of this Pay versus Performance disclosure, we are required to identify a “Company Selected Measure” from among the measures linked to executive compensation (see Compensation Discussion and Analysis). DWP growth for the Property and Casualty Group is the selected measure. Although there are other financial performance measures providing important linkage to executive compensation (see Other Measures), they do not fit the SEC definition of a “Company Selected Measure.” DWP is included in both the AIP and LTIP (see Annual Incentive Plan and Long Term Incentive Plan in the Compensation Discussion and Analysis). The graph above illustrates the directional relationship between our CEO and average non-CEO
NEO compensation actually paid and DWP growth over the three-year period 2020-2022.
Under the AIP, DWP is weighted at 35 percent (50 percent in 2020) of the total company performance measures and 28 percent of the total target AIP award for our NEOs. Each year, the compensation committee established a minimum, or “threshold,” a target, and a maximum level of payout for each performance measure. DWP increased 1.8 percent in 2020 compared to 2019. Since the threshold for that metric was set at 2.4 percent, there was no payout for that performance measure for the 2020 plan year. The below target premium growth was impacted by

Erie Indemnity Company

rate reductions implemented for personal and commercial auto policies in response to reduced driving conditions resulting from the
Covid-19
pandemic. Payments for the 2020 AIP plan year are represented in the compensation actually paid calculation for 2020. In our LTIP, DWP growth is measured relative to a peer group over a period of three years and is weighted at 40 percent of the total LTIP award. Performance below that of the peer group results in payouts below target; performance equal to that of the peer group results in payouts at target; and performance better than the peer group results in payouts in excess of target. For the three-year performance period that ended December 31, 2020, the Property and Casualty Group outperformed the LTIP peer group by 102 basis points.
DWP increased 3.3 percent in 2021 compared to 2020. The AIP target for that performance measure was set at 2.2 percent and the maximum at 4.2 percent, resulting in a 155 percent payout for that metric for the 2021 plan year, which is reflected in the compensation actually paid calculation for 2021. For the LTIP three-year performance period that ended December 31, 2021, the Property and Casualty Group underperformed the peer group by 247 basis points.
The DWP target in the 2022 AIP was set at 6.7 percent and the maximum was set at 9.7 percent. Actual 2022 DWP growth was 9.2 percent, resulting in a 183 percent payout for that metric for the 2022 plan year which is reflected in the compensation actually paid calculation for 2022. For the three-year LTIP performance period that ended December 31, 2022, we are projecting that the Property and Casualty Group will underperform the peer group.
Other Measures
The following table contains additional measures that are linked to executive compensation actually paid to our CEO and non-CEO
NEOs and to company performance. See Compensation Discussion and Analysis for additional information on these measures including information regarding their relationship to the Property and Casualty Group and/or the Company. In addition to growth in DWP of the Property and Casualty Group, these measures represent the most important financial performance measures linking compensation actually paid to the NEOs for the most recently completed fiscal year.

Statutory Combined Ratio of the Property and Casualty Group
Growth in Policies in Force of the Property and Casualty Group
Return on Invested Assets of the Property and Casualty Group
Our Net Operating Income

2023 Information Statement

Director Compensation

Overview

The goals of our director compensation program are to attract and retain directors of outstanding competence and ability and reward them in a fiscally responsible manner. Director performance is a key influencing factor in organizational performance. Accordingly, our director compensation is reviewed periodically and adjusted, as appropriate, to ensure its competitiveness. Our compensation for directors includes cash retainers, board and committee meeting fees, deferred stock grants and committee chair retainers.

The periodic review of director compensation is a responsibility of our compensation committee and our board of directors. In undertaking this review, the committee engages independent advisors who provide compensation surveys of the financial services industry and supplemental data that is considered in setting director compensation levels. After reviewing the data, the compensation committee formulates a recommendation for review by our board of directors.

2022 Director Compensation

The annual cash retainer in 2022 for our directors for provision of services to us was $65,000 plus $1,500 for each board of directors or committee meeting attended. Our directors also received $65,000 of deferred stock credits as further described below. Beginning April 27, 2022, we increased our annual committee chair retainers to $15,000, except for our audit committee chairperson who receives $25,000. In lieu of committee meeting fees and committee chair fees, the chairman of our board, who is chair of the executive committee and an ex officio member of all other committees, received an additional annual fee of $110,000. Directors are paid retainers quarterly and all directors are reimbursed expenses incurred for attending meetings. See also Related Person Transactions.

A director may elect prior to the end of a calendar year to defer receipt of up to 100 percent of the director’s compensation for the following year, including retainers, meeting fees and chairperson fees. A deferred compensation account is maintained for each outside director who elects to defer director compensation. A director who defers compensation may select hypothetical investment options for amounts in the director’s deferred compensation account. The hypothetical investments mirror the investment options that are offered to participants in our tax-qualified 401(k) plan. As in our 401(k) savings plan, participants in the outside directors’ deferred compensation plan may exchange investment funds daily. The return credited to a participant’s deferred compensation plan account is determined by the investment results of the hypothetical investment funds selected by the participant.

We also maintain a deferred stock account in a stock plan for each outside director. The purpose of this plan is to further align the interests of outside directors with those of our shareholders by providing for payment of a portion of annual compensation for directors’ services in annual share credits, the value of which are determined by reference to the value of shares of our Class A common stock. The account is updated annually with additional share credits. The number of additional annual share credits is determined by dividing $65,000 by the closing price of our Class A common stock on the first business day after our annual meeting of shareholders. Each director vests in the share credits 25 percent every three full calendar months over the course of a year. Dividend equivalent credits paid by us are reinvested into each director’s deferred stock account as additional share credits which vest immediately. Upon leaving board service, directors receive shares of our Class A common stock equal to the number of share credits in their deferred stock account. We repurchase shares of our Class A common stock in the open market to satisfy these awards. In 2022, the amount related to the initial annual vested share credits awarded was approximately $715,000. We account for the fair value of the directors’ share credits and dividend equivalent credits under the plan in accordance with FASB Accounting Standards Codification 718-740, “Compensation — Stock Compensation.”

In October 2015, the deferred compensation plan was divided into its two principal components: a voluntary deferred compensation plan and a separate deferred stock plan. At the same time, a grantor trust, commonly referred to as a “rabbi trust,” was established to hold shares of our Class A common stock. It is expected that the shares of common stock held in the rabbi trust will be used to pay the amounts credited under the deferred stock

44    Erie Indemnity Company

plan. The rabbi trust is classified and accounted for as equity in a manner consistent with the accounting for treasury stock. Dividends received on the shares in the rabbi trust are used to purchase additional shares of our Class A common stock. We account for the purchase of the Class A common stock shares by the rabbi trust and subsequent changes in the fair value of the Class A common stock, which are not recognized, in accordance with FASB Accounting Standards Codification 710-10, “Compensation — General.” An amendment and restatement of the director deferred stock plan will be voted on at the Annual Meeting. See Proposal 4 — Approval of the Adoption of our Deferred Stock Plan for Outside Directors as Amended and Restated.

Number of committee meetings held, added responsibilities or additional duties, such as committee chairperson or chairman of the board, may cause variations in each director’s total compensation earned. The following table sets forth the compensation earned by our directors for services rendered in that capacity during 2022.

Director Compensation Table for 2022

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compen- sation ($)(3)	Total ($)
J. Ralph Borneman, Jr.	107,250	65,000	0	172,250
Eugene C. Connell	123,750	65,000	0	188,750
Salvatore Correnti	116,250	65,000	0	181,250
LuAnn Datesh	102,500	65,000	0	167,500
Jonathan Hirt Hagen	126,750	65,000	0	191,750
Thomas B. Hagen	185,500	65,000	25,252	275,752
C. Scott Hartz	90,500	65,000	0	155,500
Brian A. Hudson, Sr.	132,250	65,000	0	197,250
George R. Lucore	102,500	65,000	0	167,500
Thomas W. Palmer	133,500	65,000	0	198,500
Elizabeth Hirt Vorsheck	117,750	65,000	0	182,750

(1)	For additional information on directors’ compensation, see 2022 Director Compensation above.

(2)

Amounts reported in this column represent the 2022 annual share credits to the directors’ deferred stock accounts under the outside directors deferred stock plan. One grant was made on April 27, 2022 using the closing stock price of $167.97 on that date.

(3)

Amounts shown in the “All Other Compensation” column for Mr. Thomas Hagen include the amounts received in 2022 as indemnification for early repayments on life insurance policies under split-dollar agreements that were terminated by the Company in response to the Sarbanes-Oxley Act on December 31, 2003 ($23,698). Also included in this column for Mr. Thomas Hagan is reimbursement for ongoing residential security services and related tax gross-up.

2023 Information Statement    45

Director Stock Ownership Guidelines

Each of our directors is required to maintain ownership of a minimum of $40,000 of our stock on a cost basis. Newly elected directors who do not already meet the stock ownership requirement are required to purchase an equivalent of $40,000 of our stock on a cost basis within 24 months of having been elected as a director. Directors are expected to continue to meet these minimum stock ownership requirements until they leave board service.

Our minimum stock ownership requirements do not apply to a director who is an owner, partner, director, trustee, officer or employee of, or advisor to, any person holding, of record or beneficially, directly or indirectly, more than five percent of the Company’s Class A or Class B common stock, or the sole or shared power to vote or direct the voting of such shares.

Director Education Program

We offer an education program to assist the members of our board with enhancing their knowledge and skills as directors of a public company. We pay for the cost of each director’s membership in the National Association of Corporate Directors, underwrite the cost of attendance at certain educational seminars and conferences, and provide subscriptions to Corporate Board Member and other relevant business news journals, magazines and online resources.

Matching Gifts Program

Through our matching gifts program, we will match contributions made by employees or directors to eligible charitable organizations and educational institutions up to a maximum of $12,500 per employee or director, per year. Company matching applies to personal contributions of cash or marketable securities actually made, not pledged, by the employee or director during the calendar year.

46    Erie Indemnity Company

Related Person Transactions

Recognizing that related person transactions present a heightened risk of conflicts of interest, or create the appearance of conflicts of interest, our board of directors adopted a policy regarding transactions involving us and a related person. This policy requires that all related person transactions from the prior fiscal year be reviewed by our nominating committee and either be approved or disapproved for the current fiscal year. The policy also requires that any other proposed related person transaction, or any change to a previously approved related person transaction, be presented to our nominating committee for approval or disapproval. A copy of the policy as adopted by our board of directors may be viewed on our website at: http://www.erieinsurance.com.

J. Ralph Borneman, Jr., one of our directors, is an officer and principal shareholder of an insurance agency that receives insurance commissions in the ordinary course of business from the insurance companies we manage in accordance with their standard commission schedules and agents’ contracts. Mr. Borneman also has a son who is an officer and principal shareholder of another insurance agency that receives commissions in the ordinary course of business from the insurance companies we manage in accordance with their standard commission schedules and agents’ contracts. Payments made during 2022 to Mr. Borneman’s agency and Mr. Borneman’s son’s agency for commissions written on insurance policies totaled $601,048 and $3,175,215, respectively. Mr. Borneman’s son’s agency also received other earnings and award payments totaling $394,409 for 2022. These payments were earned in accordance with the terms and conditions of those award programs. At its meeting on February 14, 2023, our nominating committee approved the commissions paid to Mr. Borneman’s agency and the commissions and awards paid to Mr. Borneman’s son’s agency during 2022.

None of our directors or director nominees are a party to any agreement or arrangement relating to compensation provided by a third party in connection with their candidacy or board service as required to be disclosed pursuant to Nasdaq Rule 5250(b)(3).

2023 Information Statement    47

Proposal 2

Approval, on a Non-Binding Advisory Basis, of the Compensation of our Named Executive Officers

Introduction

The Dodd-Frank Act gives our shareholders the right to approve, on a non-binding advisory basis, the compensation paid to our NEOs as disclosed in this information statement in accordance with SEC rules. Our last advisory vote on executive compensation was held at our 2020 annual meeting.

The goal of our executive compensation program is to attract, motivate, retain and reward executives in a fiscally responsible manner. To achieve this objective, we design executive compensation programs that encourage our executives to strive for results that are better than the industry average and achieve our strategic goals. We provide a mix of fixed and variable compensation that is intended to motivate our executives to execute on short- and long-term objectives that build sustainable long-term value. We believe that our compensation program balances the interests of our primary stakeholders, our shareholders, with the policyholders of the Exchange. For more information about our compensation philosophy and practices, see the Compensation Discussion and Analysis and Executive Compensation sections above.

We are asking our shareholders to indicate their support for the compensation of our NEOs, as described in this information statement, by approving the following resolution. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation philosophy and practices described in this information statement. The resolution is advisory in nature and, therefore, does not bind us to any particular action; however, our compensation committee intends to consider the results of this advisory vote when it makes future decisions regarding the compensation of our executive officers.

Recommendation

The following resolution will be submitted for a shareholder vote at our annual meeting:

“RESOLVED, that the shareholders of Erie Indemnity Company approve the compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion in the Company’s 2023 information statement.”

Required Vote

The affirmative vote of a majority of the shares of Class B common stock cast at our annual meeting is required to approve, on a non-binding advisory basis, the resolution endorsing the compensation of the Company’s NEOs.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE RESOLUTION IN PROPOSAL 2.

48    Erie Indemnity Company

Proposal 3

Selection, on a Non-Binding Advisory Basis, of the Frequency of Future Shareholder Votes on the Compensation of our Named Executive Officers

Introduction

The Dodd-Frank Act also allows our shareholders to vote, on a non-binding advisory basis, as to how often they would like the opportunity to vote on the compensation of our NEOs. Accordingly, we are seeking an advisory determination from our shareholders as to the frequency of future votes on the approval of our executive compensation practices, namely every year, every two years or every three years. Our last vote on the frequency of the advisory vote on compensation was held in 2017. At that time, our voting shareholders selected “every three years” as the preferred frequency of the shareholder advisory vote on executive compensation.

We provide a mix of fixed and variable compensation that is intended to motivate our executives to achieve short- and long-term objectives that build sustainable, long-term value. Accordingly, among the compensation we provide to our executives are incentive awards with multi-year performance periods to encourage them to focus on long-term performance.

Recommendation

For purposes of the non-binding advisory vote on this Proposal 3, the Company will take into consideration the shareholder vote on each of the alternatives set forth in the proxy card with respect to this Proposal 3. However, our board of directors believes that an advisory vote on executive compensation every three years would allow our compensation programs to be evaluated over a similar timeframe and provide adequate time for the Company to respond to the vote results.

Required Vote

The affirmative vote of a majority of the shares of Class B common stock cast at our annual meeting is required to select, on a non-binding advisory basis, the frequency of future shareholder votes on the compensation of our NEOs.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “EVERY THREE YEARS” ON PROPOSAL 3.

2023 Information Statement    49

Proposal 4

Approval of the Adoption of our Deferred Stock Plan for Outside Directors as Amended and Restated

General

The Erie Indemnity Company Deferred Stock Plan for Outside Directors was originally adopted by our board of directors effective as of May 1, 1997. Our board of directors last amended and restated the Erie Indemnity Company Deferred Stock Plan for Outside Directors effective as of July 29, 2015, adopted a First Amendment thereto effective as of January 1, 2016, and adopted a Second Amendment thereto effective as of October 26, 2021 (The Erie Indemnity Company Deferred Stock Plan for Outside Directors as amended and restated effective May 1, 1997, and as further amended by the First Amendment and the Second Amendment, is hereafter referred to as the “Original Plan.”)

At the annual meeting, we will ask the holders of our Class B common stock to approve the adoption of the Erie Indemnity Company Deferred Stock Plan for Outside Directors, as amended and restated as of April 25, 2023 (the “Plan”). At its meeting on February 16, 2023, our board of directors, upon the recommendation of our compensation committee, adopted the Plan, subject to approval of the holders of our Class B common stock. If approved by the holders of our Class B common stock, the Plan will be effective April 25, 2023, and will remain in effect until amended or terminated by our board of directors; provided, however, no shares may be issued under the Plan on a date that is later than 10 years from the date that the Plan was last approved by the holders of our Class B common stock.

The primary changes made by the Plan from the terms of the Original Plan are as follows:

•	Provide for a maximum number of shares of our Class A common stock available under the Plan of 250,000 shares.

•

Provide that no shares of our Class A common stock may be issued under the Plan on a date that is later than 10 years from the date that the Plan was last approved by the holders of our Class B common stock.

•	Provide that amendments to the Plan are subject to approval by the holders of our Class B common stock to the extent required by applicable law, including applicable exchange listing requirements.

•

Provide that to the extent there is an insufficient number of shares of our Class A common stock available under the Plan, Shares Credits under the Plan will be paid in cash based on closing price of our Class A common stock on the date that we initiate payment.

The material terms of the Plan are summarized below. Capitalized terms not otherwise defined in this information statement shall have the meaning assigned to them in the Plan. This summary is qualified in its entirety by reference to the provisions of the Plan, a copy of which is included as an Appendix to this information statement.

Purposes of Plan

The purpose of the Plan is to aid in retaining and attracting outside directors of exceptional ability by providing such directors with a vehicle for accumulating credits denominated in shares of our Class A common stock until retirement or other separation from service from our board of directors. Outside Directors under the Plan are directors who are not employees or officers of the Company, its affiliates, or subsidiaries.

Administration of the Plan

The Plan calls for administration by a person or committee (the “Administrator”) appointed by our board of directors. Our board of directors has appointed the Company’s Employee Benefits Administration Committee as the Administrator. The Administrator has discretionary authority to interpret and construe the Plan, to determine and decide all questions of fact, and all disputes arising under the Plan including, but not limited to, the validity of any election or designation as may be necessary or appropriate hereunder and the right of any participant or beneficiary to receive payment of all or any portion of amounts represented by a Deferred Stock Account maintained under the Plan.

50    Erie Indemnity Company

Eligible Participants

Each of our directors who is not an employee or officer of Erie Insurance Group or its affiliates or subsidiaries participates in the Plan, as well as our former directors who still have a balance in their Deferred Stock Accounts.

Shares Available under the Plan

The maximum number of shares of our Class A common stock that may be paid under the Plan after April 25, 2023 is 250,000.

Plan Benefits

We maintain a Deferred Stock Account for each eligible director (and our former eligible directors who still have a balance in their Deferred Stock Accounts) which is only for bookkeeping and accounting purposes. Each year we make an Annual Share Credit to the Deferred Stock Account of each current eligible director on the day following our annual meeting. The amount of the Annual Share Credit is equal to the quotient obtained by dividing a cash amount determined by our board of directors by the closing price of a share of our Class A common stock on such day. Subject to the current eligible director’s continued service on our board of directors, the Annual Share Credit generally vests in quarterly installments, with the final installment vesting on the date of the following annual meeting if earlier than the 12-month anniversary of the crediting date. In addition, on each dividend payment date, we also credit each eligible director’s Deferred Stock Account with dividend equivalents in a number of additional share credits equal to the product of the cash dividend paid per share of our Class A common stock for the applicable dividend record and the number of accumulated share credits credited to that eligible director’s Deferred Stock Account as of the applicable dividend record date, divided by the closing price of a share of our Class A common stock on the dividend payment date.

Payment

Upon a participating director’s retirement or other separation from service from our board of directors, we pay to such director the whole number of vested share credits credited to such director’s Deferred Stock Account. Payment is made in a lump sum or a number of annual installments (not to exceed 10), as elected by the director on an annual basis. A participating director may amend his or her form of payment at any time before the director has a separation from service, but the amended election does not become effective until 12 months after it is made and payment (or commencement of payment) is delayed by five years as a result of each amendment. Payment of share credits generally will be made in shares of our Class A common stock, with one share of our Class A common stock for each share credit, however, in the event that there is an insufficient number of shares available under the Plan, share credits will be paid in cash in an amount equal to the number of share credits being paid multiplied by the closing price of a share of our Class A common stock on the date that we initiate payment. In the event of a participating director’s death, any unpaid vested share credits credited to the director’s Deferred Stock Account are paid to the director’s elected beneficiary in a lump sum.

Certain Pre-2005 Plan Benefits

Plan benefits that were vested prior to January 1, 2005, are exempt from Section 409A of the Internal Revenue Code of 1986, as amended. As such, director amendments of their form of payment of such benefits are not subject to the 12-month delay in effect or the five-year delay in payment.

Adjustment of Class A Common Stock

The Plan provides that, in the event of the recapitalization of the Company, a corporate transaction involving the Company, or a reorganization or liquidation of the Company, the Administrator will appropriately adjust the number and class of share credits credited to Deferred Stock Accounts and the maximum number of shares of stock that may be issued under the Plan.

2023 Information Statement    51

Amendment or Termination of Plan

Generally, our board of directors may amend or terminate the Plan without shareholder approval. However, shareholder approval is required if it is required by applicable law, including exchange listing requirements, or if the amendment increases the number of shares of our Class A common stock available for issuance under the Plan.

New Plan Benefits

Because the amount of future benefits under the Plan will depend on the fair market value of our Class A common stock at the time we initiate payment, it is not possible to determine the benefits that will be received by eligible directors if the Plan is approved by the holders of our Class B common stock. The closing price of a share of our Class A common stock on February 24, 2023 was $235.65

Recommendation

Our board of directors believes that adoption of the Plan is in the best interests of the Company and our shareholders.

Required Vote

The affirmative vote of a majority of the shares of Class B common stock cast at our annual meeting is required to approve adoption of the Plan.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE ADOPTION OF OUR DEFERRED STOCK PLAN FOR OUTSIDE DIRECTORS AS AMENDED AND RESTATED.

52    Erie Indemnity Company

Independent Registered Public Accountants

Pursuant to our bylaws, our audit committee has sole authority to engage our independent registered public accountants. Our audit committee annually considers the selection of our independent registered public accountants. Our audit committee selected Ernst & Young LLP to be our independent registered public accountants for the fiscal years ended December 31, 2022 and 2021 and Ernst & Young LLP served in that capacity for the fiscal years ended December 31, 2022 and 2021.

Representatives from Ernst & Young LLP are expected to attend our annual meeting and will have the opportunity to make a statement if they so desire. Such representatives are expected to be available at our annual meeting to respond to appropriate questions from shareholders.

2023 Information Statement    53

Report of our Audit Committee

The following report of our audit committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by us under the 1933 Act or the Exchange Act, except to the extent we specifically incorporate this report of our audit committee by reference therein.

The audit committee of our board of directors oversees the quality and integrity of our accounting, auditing and financial reporting practices. Our audit committee has adopted a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com. Each member of our audit committee is an independent director as defined in the Nasdaq and SEC rules, satisfies the financial literacy requirements thereof and meets the requirements of the Holding Companies Act. In addition, our board of directors has determined that two members of our audit committee, Eugene C. Connell and Brian A. Hudson, Sr. satisfy the financial expertise requirements and have the requisite experience as defined by rules of the SEC.

Our audit committee, which met six times during 2022, has the responsibility, consistent with the requirements of Section 1405(c)(4) of the Holding Companies Act and our bylaws, for the selection and compensation of our independent registered public accountants and for reviewing our financial condition, the scope and results of the independent audit and the adequacy of our accounting, financial, internal and operating controls.

Our audit committee oversees our internal audit department and, accordingly, reviews and approves its audit plans, reviews its audit reports and evaluates its performance.

Our audit committee reviews our financial reporting process on behalf of our board of directors. In fulfilling its responsibilities, our audit committee reviewed and discussed our audited financial statements for the year ended December 31, 2022 with management.

Throughout 2022, management continued its documentation, testing and evaluation of our system of internal control over financial reporting as required by Section 404 of Sarbanes-Oxley and related regulations. Our audit committee was kept apprised of the progress of the evaluation through periodic updates from management and Ernst & Young LLP and provided oversight to management throughout the process. Our audit committee reviewed management’s report on the effectiveness of our internal control over financial reporting. Our audit committee also reviewed Ernst & Young LLP’s opinion on the effectiveness of internal control over financial reporting based on its audit.

Ernst & Young LLP has served as our independent auditor since 2003. Our audit committee believes that this long-term relationship has been beneficial to the Company insofar as Ernst & Young LLP has developed a greater institutional knowledge of our organization and, in particular, our operations as the management company for a reciprocal insurance exchange. Our audit committee believes that this results in higher-quality audits, increased efficiency with respect to audit fees, and avoids the costs and disruptions that would be associated with bringing on a new independent auditor. Recognizing that a longer-tenured auditor may develop a closer working relationship with the Company and management, our audit committee seeks to ensure that Ernst & Young LLP does not also jeopardize its independence. In so doing, the committee adheres to the regulatory framework for auditor independence, including limitations on non-audit services and mandatory audit partner rotation requirements; exercises oversight of Ernst & Young LLP that includes regular communication and evaluation both on the quality of the audit and on auditor independence; and relies on Ernst & Young LLP’s own internal independence process and compliance reviews.

Our audit committee discussed with Ernst & Young LLP the matters required to be discussed under Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. In addition, our audit committee received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP matters relating to its independence.

Our audit committee reviews its charter annually. Our audit committee has also established a procedure whereby persons with complaints or concerns about accounting, internal control or auditing matters may contact our audit committee anonymously.

54    Erie Indemnity Company

Based upon the discussions and reviews referred to above, our audit committee recommended to our board of directors that (1) our audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2022 to be filed with the SEC, and (2) our board of directors accept management’s report on its assessment of the effectiveness of our internal control over financial reporting.

Erie Indemnity Company Audit Committee:

Brian A. Hudson, Sr., Chair

Eugene C. Connell

Salvatore Correnti

LuAnn Datesh

Thomas B. Hagen, ex officio (non-voting)

Thomas W. Palmer

February 15, 2023

2023 Information Statement    55

Audit Fees

Our audit committee approves the fees and other significant compensation to be paid to our independent registered public accountants for the purpose of preparing or issuing an audit report or related work. We provide appropriate funding, as determined by our audit committee, for payment of fees and other significant compensation to our independent registered public accountants. Our audit committee also preapproves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accountants. Our audit committee delegated to our audit committee chair preapproval authority for additional audit and non-audit services subject to subsequent approval by the full audit committee at its next scheduled meeting.

Our audit committee reviewed and discussed with Ernst & Young LLP the following fees for services, none of which were deemed to be for consulting services, rendered for our 2022 and 2021 fiscal years and considered the compatibility of non-audit services with Ernst & Young LLP’s independence:

	2022(1)
Description of Fees	Erie Indemnity Company	Erie Insurance Exchange and Subsidiaries	Total
Audit Fees(3)	$1,467,398	$917,262	$2,384,660
Audit-related Fees	—	—	—
Tax Fees	—	—	—
All Other Fees(4)	9,200	16,560	25,760
Total Fees	$1,476,598	$933,822	$2,410,420

	2021(2)
Description of Fees	Erie Indemnity Company	Erie Insurance Exchange and Subsidiaries	Total
Audit Fees(3)	$1,316,138	$899,274	$2,215,412
Audit-related Fees	—	—	—
Tax Fees	—	—	—
All Other Fees(4)	9,200	16,235	25,435
Total Fees	$1,325,338	$915,509	$2,240,847

(1)

Fees shown for 2022 represent amounts billed as of March 1, 2023 and additional amounts expected to be billed relative to the audit of financial statements and internal controls over financial reporting and the related out of pocket expenses.

(2)	Fees shown for 2021 are final amounts.

(3)

“Audit Fees” includes fees associated with the annual audit, including the report on adequacy of our internal control over financial reporting, reviews of our quarterly reports on Form 10-Q and statutory audits.

(4)

“All Other Fees” for 2022 and 2021 includes $9,200 paid each year for an annual online accounting and auditing information subscription and $16,560 and $16,235, respectively, for certain agreed upon procedures performed in connection with our derivative investment program.

56    Erie Indemnity Company

Annual Report

A copy of our annual report for 2022 is being mailed to all holders of Class A common stock and Class B common stock together with this information statement.

Other Matters

Our board of directors does not know of any matter to be presented for consideration at our annual meeting other than the matters described in the notice of annual meeting.

By order of our board of directors,

Brian W. Bolash

Executive Vice President, Secretary and General Counsel

March 24, 2023

Erie, Pennsylvania

2023 Information Statement    57

Appendix — Erie Indemnity Company Deferred Stock Plan for Outside Directors as Amended and Restated

ERIE INDEMNITY COMPANY

DEFERRED STOCK PLAN

FOR OUTSIDE DIRECTORS

BASIC PLAN DOCUMENT

ARTICLE ONE

INTRODUCTION

This Erie Indemnity Company Deferred Stock Plan for Outside Directors (the “Plan”) is an unfunded, non-qualified, deferred compensation arrangement created for outside directors of Erie Indemnity Company (the “Company”). It is intended that the Plan will aid in retaining and attracting outside directors of exceptional ability by providing such directors with a vehicle for accumulating credits denominated in the Class A shares of the Company until retirement or other separation from service from the Board of Directors of Erie Indemnity Company.

The Plan was initially effective as of May 1, 1997 as part of the Erie Indemnity Company Deferred Compensation Plan for Outside Directors (the “Deferred Compensation Plan”) and has been amended thereafter. Effective July 29, 2015, the Deferred Compensation Plan was divided into its two principal components, a voluntary deferred compensation component governed by the terms of the documents comprising the Deferred Compensation Plan, and a deferred stock component, governed by the terms of the documents comprising the Plan. This Plan constituted a spin-off of the Deferred Stock Accounts from the Deferred Compensation Plan and was generally effective as of July 29, 2015. Events occurring before the applicable effective date of any provision of this Plan shall be governed by the applicable provision of the Deferred Compensation Plan as in effect on the date of spin-off. The Plan is hereby amended and restated effective April 25, 2023.

This Plan is comprised of three primary documents: (i) this Basic Plan Document, which principally addresses definitions and procedural matters that apply to all amounts that accumulate under the Plan, (ii) Appendix A, which incorporates provisions of the Plan relating to Plan accounts that were earned and vested on or before December 31, 2004, and (iii) Appendix B, which incorporates provisions of the Plan relating to those portions of Plan accounts that are earned or become vested on or after January 1, 2005.

ARTICLE TWO

DEFINITIONS

When the following words or phrases are used in the Plan document with initial capital letters, they shall have the following meanings, except where otherwise modified in Appendix A or Appendix B:

2.1	“Administrator” shall mean the person or committee, appointed by the Board, who shall be responsible for the administrative functions assigned to it under the Plan.

2.2

“Beneficiary” shall mean the individual(s), trust(s) or other entity(ies) permitted by the Administrator and selected by a Participant to receive payment of amounts credited under the Plan in the event of the Participant’s death, as evidenced by the most recent, properly completed and executed, Beneficiary designation which the Participant has delivered to the Administrator prior to the Participant’s death. A Participant may make a single Beneficiary designation to govern the distribution of the Participant’s entire interest under the Plan (including the total balance of all accounts maintained under both Appendix A and Appendix B) that shall apply in the event of the Participant’s death before commencement of payments. Furthermore, the Participant may make a single, but separate, Beneficiary designation to govern the

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distribution of any remaining interest under the Plan (including the total balance of all accounts maintained under both Appendix A and Appendix B) that shall apply in the event of the Participant’s death after payments have commenced but before all scheduled payments have been made. A Participant may change either or both of these Beneficiary designations at any time by delivering a new designation of Beneficiary to the Administrator in such manner as may be satisfactory to the Administrator. A new designation of Beneficiary shall be effective upon receipt by the Administrator of the completed and executed designation. As of such effective date, the new designation shall divest any Beneficiary named in a prior designation in that interest indicated in the prior designation. Any marriage or divorce finalized after the date of a Beneficiary designation shall not serve to revoke the prior designation. If no effective Beneficiary designation is in effect on the death of the Participant, or if all designated Beneficiaries have predeceased the Participant, any payments to be made under the Plan on account of the Participant’s death shall be paid to the estate of the Participant.

The Beneficiary election, or default election, in effect under the Deferred Compensation Plan as of July 28, 2015 shall remain in effect on July 29, 2015 under the Plan until otherwise changed pursuant to the terms of the Plan.

2.3	“Board” shall mean the Board of Directors of the Erie Indemnity Company.

2.4	“Code” shall mean the Internal Revenue Code of 1986, as amended.

2.5	“Committee” shall mean the Executive Compensation and Development Committee of the Board or its successor, as designated by the Board.

2.6	“Common Stock” shall mean the Class A common stock of the Company.

2.7	“Company” shall mean the Erie Indemnity Company, a Pennsylvania business corporation.

2.8	“Deferred Compensation Plan” shall mean the Erie Indemnity Company Deferred Compensation Plan, as amended and in effect on the date of determination.

2.9	“Deferred Stock Account” shall mean such account as defined in Appendix A and/or Appendix B, as applicable.

2.10	“Director” shall mean a member of the Board.

2.11

“Employee” shall mean a person engaged in performing services for the Company, or its affiliates or subsidiaries, as an exempt or non-exempt full-time employee, as defined by the Company’s Corporate Personnel Manual, as in existence at the time of determination, and not as an independent contractor.

2.12	“Outside Director” shall mean a Director who is not an Employee or officer of the Company, its affiliates or subsidiaries.

2.13

“Participant” shall mean each Outside Director who participates in the Plan in accordance with the terms and conditions of the Plan. Participant shall also include a former Outside Director who had become a Participant as an Outside Director and on whose behalf the Administrator is maintaining a Deferred Stock Account.

2.14

“Plan” shall mean the Erie Indemnity Company Deferred Stock Plan for Outside Directors, as set forth in the provisions of the Basic Plan Document, Appendix A, Appendix B, and including any amendments, appendices and exhibits to these documents.

2.15

“Vested” shall mean, as of any given date, the portion of the Deferred Stock Account maintained on behalf of a Participant which is then 100% vested and nonforfeitable, as determined under Appendix A and/or Appendix B, as applicable.

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ARTICLE THREE

ADMINISTRATION

3.1	GENERAL ADMINISTRATION

The Administrator shall be charged with the administration of the Plan. The Administrator shall have all such powers as may be necessary to discharge its duties relative to the administration of the Plan, including by way of illustration and not limitation, discretionary authority to interpret and construe the Plan, to determine and decide all questions of fact, and all disputes arising under the Plan including, but not limited to, the validity of any election or designation as may be necessary or appropriate hereunder and the right of any Participant or Beneficiary to receive payment of all or any portion of amounts represented by a Deferred Stock Account maintained hereunder. The Administrator shall have all power necessary to adopt, alter and repeal such administrative rules, regulations and practices governing the operation of the Plan as it, in its sole discretion, may from time to time deem advisable and shall have the power to make equitable adjustments to remedy any mistakes or errors in the administration of the Plan. The Administrator shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to willful misconduct. The Administrator shall be entitled to conclusively rely upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan. Any individual serving as Administrator shall not participate in any action or determination regarding solely his own benefits payable hereunder. Decisions of the Administrator made in good faith shall be final, conclusive and binding upon all parties. Until modified by the Administrator, the claims and review procedures set forth in Sections 3.2 and 3.3 shall be the exclusive procedures for the disposition of claims for benefits arising under the Plan.

3.2	CLAIMS PROCEDURE

Except as otherwise provided in the Plan, payment to a Participant or Beneficiary of any amount determined under the Plan shall be made by the Company at the time and in the method of payment elected by the Participant under the terms of the Plan. If the Administrator denies, in whole or in part, a claim for benefits filed by any person (hereinafter referred to as a “Claimant”), the Administrator shall transmit a written notice setting forth (i) the specific reasons for the denial of the claim, (ii) references to the specific provisions of the Plan on which the denial is based, (iii) a description of any additional material or information that is needed to perfect the claim and why such material or information is necessary, and (iv) further steps which the Claimant can take in order to have his claim reviewed (including a statement that the Claimant or his duly authorized representative may review the Plan document and submit issues and comments regarding the claim to the Administrator). In addition, the written notice shall contain the date on which the notice was sent and a statement advising the Claimant that, within ninety (90) days of the date on which such notice is received, he may request a review of the Administrator’s decision.

3.3	CLAIMS REVIEW

Within ninety (90) days of the date on which the notice of denial of claim is received by the Claimant, the Claimant or his authorized representative may request that the claim denial be reviewed by filing with the Administrator a written request for review, which request shall contain the following information:

a)	The date on which the notice of denial of claim was received by the Claimant;

b)

The date on which the Claimant’s request was filed with the Administrator; provided, however, that the date on which the Claimant’s request for review was in fact filed with the Administrator shall control in the event that the date of the actual filing is later than the date stated by the Claimant pursuant to this paragraph (b);

c)	The specific portions of the claim denial which the Claimant requests the Administrator to review;

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d)	A statement by the Claimant setting forth the basis upon which he believes the Administrator should reverse its previous denial of his claim for benefits and accept his claim as made;

e)	Whether the Claimant desires a hearing on the claim; and

f)	Any written material (included as exhibits) which the Claimant desires the Administrator to examine in its consideration of his position as stated pursuant to paragraph (d) above.

If the Claimant has requested a hearing on the claim, such hearing shall be held within thirty (30) days after the date determined pursuant to paragraph (b) above. Within sixty (60) days of the date determined pursuant to paragraph (b) above (or, if special circumstances or the request for a hearing require an extension of time, within ninety (90) days of such date), the Administrator shall conduct a full and fair review of the decision denying the Claimant’s claim for benefits and shall deliver its decision to the Claimant in writing. Such written decision shall set forth the specific reasons for the decision, including references to the specific provisions of this Plan which were relied upon. The decision will be final and binding on all persons concerned.

3.4	ARBITRATION

In the event that a Claimant’s claim is denied by the Administrator and the Claimant has exhausted all remedies (including all mandatory levels of appeal) under the Plan’s claims procedures, the Claimant or the Administrator will have the right to compel binding arbitration with respect to the claim. The process and procedure shall be governed by the Company’s arbitration policy, if any, and if none, by the rules of the American Arbitration Association for commercial transactions. Claims may not be litigated or arbitrated on a class action basis or on bases involving claims brought in a representative capacity on behalf of any other similarly situated party. The arbitrator will be bound by the substantive terms of the Plan. All claims pertaining to the Plan shall be required to be submitted to binding arbitration in this manner, unless such a requirement is prohibited by applicable law or regulation. Except with respect to claims as to which binding arbitration may not be compelled, no claim may be brought in any other manner.

3.5	FORUM SELECTION

Any arbitration proceeding or civil action with respect to a claim involving the Plan must, unless otherwise agreed by the Administrator or required by law, take place in Erie, Pennsylvania (and, in the case of a civil action, in the federal district court serving Erie, Pennsylvania). Enforcement of an arbitrator’s award may be sought in federal court in accordance with the Federal Arbitration Act, with any such enforcement action to be filed in the federal district court serving Erie, Pennsylvania.

3.6	EXHAUSTION OF ADMINISTRATIVE REMEDIES

The exhaustion of the claims review procedure is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:

a)

No Claimant shall be permitted to commence any civil action or arbitration proceeding to recover Plan benefits or to enforce or clarify rights under the Plan until the claims review procedure set forth herein has been exhausted in its entirety; and

b)

In any such civil action or arbitration proceeding all explicit and all implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claims, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

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3.7	DEADLINE TO FILE CIVIL ACTION OR DEMAND ARBITRATION

No civil action to recover Plan benefits or to enforce or clarify rights under the Plan under any provision of law, whether or not statutory, may be brought by any Claimant on any matter pertaining to the Plan unless the civil action is commenced in the proper forum before the earlier of:

a)	Twelve (12) months after the Claimant knew or reasonably should have known of the principal facts on which the claim is based; and

b)	Ninety (90) days after the Claimant has exhausted the claims review procedure.

ARTICLE FOUR

SHARES SUBJECT TO PLAN

4.1 AVAILABLE SHARES

The maximum number of shares of Common Stock that may be issued under the Plan after April 25, 2023 is two hundred fifty thousand (250,000). In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as a merger, consolidation, separation, including a spin off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of the shares of Common Stock available for issuance under this Article Four as determined by the Committee, provided, however, that the number of shares of Common Stock available under the Plan shall always be a whole number.

4.2 SHAREHOLDER APPROVAL

No Annual Share Credits may be credited under the Plan on a date later than 10 years from the date that the Plan was last approved by the shareholders of the Company.

ARTICLE FIVE

AMENDMENT AND TERMINATION

The Company expects to continue the Plan indefinitely, but reserves the right to amend or terminate the Plan at any time, if, in its sole judgment, such amendment or termination is necessary or desirable. Any such amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date specified in such resolution; unless, however, shareholder approval of an amendment is required by applicable law, including applicable exchange listing requirements, in which case the amendment shall be effective on the date specified in the shareholder approval. Without consent of the Participant, no amendment or termination of the Plan shall reduce the balance of a Participant’s Deferred Stock Account at the time of amendment or termination. Except as may otherwise be provided by the Company, or as provided in Appendix B, in the event of a termination of the Plan, the Company (or any transferee, or successor entity of the Company) shall be obligated to pay amounts represented by Vested Deferred Stock Account balances to Participants and Beneficiaries at such time or times and in such forms as provided under the terms of the Plan. Nothing herein shall limit the Company’s reserved right to terminate and liquidate the Plan in accordance with generally applicable guidance prescribed by the Commissioner of Internal Revenue and published in the Internal Revenue Bulletin.

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ARTICLE SIX

GENERAL PROVISIONS

6.1	GENERAL CONTRACTUAL OBLIGATION

a)

It is the intent of this Plan, and each Participant understands, that eligibility and participation in this Plan does not grant any Participant or Beneficiary any interest in any asset of the Company or any affiliated company. The Company’s obligation to pay to the Participant or Beneficiary the amounts credited hereunder is a general contract obligation and shall be satisfied from the general assets of the Company. Nothing contained in the Plan shall constitute a guaranty by the Company, any affiliated company, or any other entity or person that the assets of the Company will be sufficient to pay amounts determined in accordance with the Plan. The obligation of the Company under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay amounts in the future.

b)

The Company intends to enter into a trust agreement with a trustee to establish a grantor trust fund and to transfer assets thereto, subject to the claims of creditors of the Company. The time, manner, and amount of any such asset transfer shall at all times be in the sole discretion of the Company. The assets of such trust fund shall be used to pay some or all of the amounts credited under the Plan and may be used, at the sole discretion of the Company, to pay administrative expenses of the Plan and the trust. Payments by the trustee from such trust fund to or on behalf of a Participant or Beneficiary shall discharge, to the extent thereof, the Company’s obligation to make payments of amounts credited under the Plan from other assets.

c)

In each case in which amounts represented by the balances credited to a Participant’s Vested Deferred Stock Account have been distributed to the Participant, Beneficiary, or other person entitled to receipt thereof and which purports to cover in full the benefits hereunder, such Participant, Beneficiary or other person shall have no further right or interest in the other assets of the Company on account of participation in the Plan. Notwithstanding a Participant’s entitlement to Vested amounts under the terms of the Plan, the status of the Participant, or any person claiming by or through the Participant, is that of an unsecured general creditor to the extent of his entire interest under the Plan as herein described.

6.2	SPENDTHRIFT PROVISIONS

The interest of a Participant or Beneficiary under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, either voluntarily or involuntarily, prior to the Participant’s or Beneficiary’s actual receipt of amounts represented by the balances credited under the Plan on his behalf; any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any such interest prior to such receipt shall be void. Amounts credited hereunder and not paid to a Participant or Beneficiary shall not be subject to garnishment, attachment or other legal or equitable process nor shall they be an asset in bankruptcy. Notwithstanding the preceding sentence, no amount shall be payable from this Plan to a Participant, or any person claiming by or through a Participant, unless and until any and all amounts representing debts or other obligations owed to the Company or any affiliated company by the Participant have been fully paid and satisfied; provided, however, that any such offset, as applicable to a person’s Plan interest under Appendix B, shall not exceed such offset as is permitted under Section 409A of the Code. Neither the Company nor any affiliate or subsidiary of the Company shall be liable in any manner for or subject to the debts, contracts, liabilities, torts or engagements of any person who has a Deferred Stock Account maintained on his behalf under the Plan.

6.3	NO SPOUSAL RIGHTS

Except as required by law or specifically provided by the Plan, no spouse or surviving spouse of a Participant and no person designated to be a Beneficiary shall have any rights or interest in the accounts accumulated under the Plan including, but not limited to, the right to be the sole Beneficiary or to consent to the Participant’s designation of Beneficiary.

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6.4	INCAPACITY OF RECIPIENT

In the event a Participant or Beneficiary is declared incompetent and a guardian, conservator or other person legally charged with the care of his person or of his estate is appointed, any Vested Deferred Stock Account under the Plan to which such Participant, or Beneficiary is entitled shall be paid to such guardian, conservator or other person legally charged with the care of his person or his estate. Except as provided in the preceding sentence, when the Administrator, in its sole discretion, determines that a Participant or Beneficiary is unable to manage his financial affairs, the Administrator may direct the Company to make distribution(s) from the Vested Deferred Stock Account maintained on behalf of such Participant or Beneficiary to any one or more of the spouse, lineal ascendants or descendants or other closest living relatives of such Participant or Beneficiary who demonstrates to the satisfaction of the Administrator the propriety of making such distribution(s). Any payment so made shall not exceed such amount as is permitted under Section 409A of the Code and shall be in complete discharge of any liability of the Company and Administrator under the Plan for such payment. The Administrator shall not be required to see to the application of any such distribution made as provided above.

6.5	INFORMATION FURNISHED BY PARTICIPANTS AND BENEFICIARIES

Neither the Company nor the Administrator shall be liable or responsible for any error in the computation of a Participant’s or Beneficiary’s interest under the Plan resulting from any misstatement of fact made by the Participant or Beneficiary, directly or indirectly, to the Company or to the Administrator and used by it in determining the Participant’s or Beneficiary’s Plan interest. Neither the Company nor the Administrator shall be obligated or required to increase the Plan interest of any such Participant or Beneficiary which, on discovery of the misstatement, is found to be understated as a result of such misstatement. However, the Plan interest of any Participant or Beneficiary which is overstated by reason of any such misstatement shall be reduced to the amount appropriate in view of accurate facts.

6.6	OVERPAYMENTS

If a payment or a series of payments made from the Plan is found to be greater than the payment(s) to which a Participant or Beneficiary is entitled due to factual errors, mathematical errors or otherwise, the Administrator may, in its discretion and to the extent consistent with Section 409A of the Code, suspend or reduce future payments to such Participant or Beneficiary or exercise such legal or equitable remedies as it deems appropriate to correct the overpayment.

6.7	UNCLAIMED BENEFIT

In the event that any amount determined to be payable to a Participant or Beneficiary hereunder remains unclaimed by such Participant or Beneficiary for a period of three years after the whereabouts or existence of such person was last known to the Administrator, the Administrator may direct that all rights of such person to such amounts be terminated absolutely; provided, however, that if such Participant or Beneficiary subsequently appears and files a claim for payment in accordance with Article Three and such claim is fully or partially successful, the liability under the Plan for an amount equal to the successful claim shall be reinstated.

6.8	ELECTIONS, APPLICATIONS, NOTICES

Every designation, direction, election, revocation or notice authorized or required under the Plan which is to be delivered to the Company or the Administrator shall be deemed delivered to the Company or the Administrator as the case may be: (a) on the date it is personally delivered to the Administrator at the Company’s executive offices at 100 Erie Insurance Place, Erie, Pennsylvania 16530 or (b) three business days after it is sent by registered or certified mail, postage prepaid, addressed to the Administrator at the offices indicated above. Every such item which is to be delivered to a person or entity designated by the Administrator to perform recordkeeping and other administrative services on behalf of the Plan shall be deemed delivered to such person or entity when it is actually received (either physically or through interactive electronic communication) by such person or entity. Every designation, direction, election, revocation or notice authorized or required which is to be delivered to a Participant or Beneficiary shall be deemed delivered to a Participant or Beneficiary: (a) on the date it is personally delivered

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to such individual (either physically or through interactive electronic communication), or (b) three business days after it is sent by registered or certified mail, postage prepaid, addressed to such individual at the last address shown for him on the Company’s records. Any notice required under the Plan may be waived by the person entitled thereto.

6.9	COUNTERPARTS

This Plan may be executed in any number of counterparts, each of which shall be considered as an original, and no other counterparts need be produced.

6.10	SEVERABILITY

In the event any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan. This Plan shall be construed and enforced as if such illegal or invalid provision had never been contained herein.

6.11	GOVERNING LAW

The Plan is established under and will be construed according to the laws of the Commonwealth of Pennsylvania.

6.12	HEADINGS

The headings of Sections of this Plan are for convenience of reference only and shall have no substantive effect on the provisions of this Plan.

6.13	CONSTRUCTION

The masculine gender, where appearing in this Plan, shall be deemed to also include the feminine gender. The singular shall also include the plural, where appropriate.

Executed at Erie, Pennsylvania this                         .

ERIE INDEMNITY COMPANY

By: Brian W. Bolash

Title:	EVP, Secretary and General Counsel

Attest:

Title:

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APPENDIX A

ERIE INDEMNITY COMPANY

DEFERRED STOCK PLAN

FOR OUTSIDE DIRECTORS

Accounts Earned and Vested On or Before December 31, 2004

ARTICLE ONE

INTRODUCTION

This Appendix A incorporates the provisions of the Plan as it relates to Deferred Stock Accounts that were earned and vested on or before December 31, 2004, without material modifications to the terms of the Plan after October 3, 2004. The provisions of this Appendix A shall apply in determining the rights and features of such accounts.

ARTICLE TWO

DEFINITIONS

When the following words or phrases are used in this Appendix A with initial capital letters, they shall have the following meanings:

2.1	“Administrator” is a term that is defined in Article Two of the Basic Plan Document.

2.2	“Amendment Form” shall mean the Amendment Form described in Section 5.3.

2.3	“Annual Share Credit” shall mean the Share Credit addition determined under Section 4.2.

2.4	“Beneficiary” is a term that is defined in Article Two of the Basic Plan Document.

2.5	“Board” is a term that is defined in Article Two of the Basic Plan Document.

2.6

“Board Tenure Year” shall mean the period which, in reference to any given calendar year, begins on the date of the Company’s annual shareholder meeting held in such year and ends on the day before the Company’s annual shareholder meeting held in the immediately following calendar year.

2.7	“Committee” is a term that is defined in Article Two of the Basic Plan Document.

2.8	“Common Stock” is a term that is defined in Article Two of the Basic Plan Document.

2.9	“Company” is a term that is defined in Article Two of the Basic Plan Document.

2.10	“Deferred Stock Account” shall mean the bookkeeping account described in Article Four.

2.11	“Director” is a term that is defined in Article Two of the Basic Plan Document.

2.12	“Dividend Equivalent Credit” shall mean the Share Credit addition determined under Section 4.3.

2.13	“Election Form” shall mean the Participation Election Form described in Section 3.2.

2.14	“Employee” is a term that is defined in Article Two of the Basic Plan Document.

2.15	“Outside Director” is a term that is defined in Article Two of the Basic Plan Document.

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2.16

“Participant” shall mean each Outside Director who participated in the Plan in accordance with the terms and conditions of this Appendix A. Participant shall also include a former Outside Director who had become a Participant during his period of active Board service and on whose behalf the Administrator is maintaining a Deferred Stock Account pursuant to the terms of this Appendix A.

2.17	“Plan” is a term that is defined in Article Two of the Basic Plan Document.

2.18	“Share Credit” shall mean the separate, identifiable units accumulated within a Participant’s Deferred Stock Account attributable to Annual Share Credits and Dividend Equivalent Credits.

2.19

“Share Credit Allocation Date” shall mean, with respect to any Board Tenure Year, the business day next following the first day of such Board Tenure Year; provided, however, that in reference to any individual who became an Outside Director on any day other than the first day of a given Board Tenure year, the Share Credit Allocation Date relative to such year shall mean the business day next following the day on which the individual became an Outside Director.

2.20

“Vested” shall mean, as of any given date, the portion of the Deferred Stock Account maintained on behalf of a Participant which is then 100% vested and nonforfeitable, as determined under Article Four.

2.21

“Year of Board Service” shall mean each Board Tenure Year during which a Director has served on the Board, including, for Directors on the Board as of May 1, 1997, all Years of Board Service prior to the adoption of the Deferred Compensation Plan.

ARTICLE THREE

PARTICIPATION

3.1	ELIGIBILITY AND PARTICIPATION

Effective as of May 1, 2002, all Outside Directors then in Board service who were not yet Participants became Participants in the Deferred Compensation Plan. Any individual who became an Outside Director after May 1, 2002 and before January 1, 2005 began participation in the Deferred Compensation Plan as of the Share Credit Allocation Date next following the date as of which the individual became an Outside Director. As a condition of participation, each Outside Director delivered to the Administrator properly completed and executed elections as described in Section 3.2.

3.2	PARTICIPATION ELECTION FORM

An Outside Director delivered to the Administrator the following elections, to the extent applicable to such Director, made on such Election Form or Forms as the Administrator, in its discretion, prescribed:

a)	The method by which amounts credited to the Participant’s Deferred Stock Account are to be paid;

b)

The date, following the Participant’s official termination of service on the Board, as of which payment of amounts credited to the Participant’s Deferred Stock Account is to occur (in the event of a lump sum distribution) or commence (in the event of distribution in installments); and

c)	The Beneficiary to whom payments of amounts credited to the Participant’s Deferred Stock Account will be made in the event of the Participant’s death.

The elections under paragraphs (a) and (b) shall be irrevocable except as provided in Section 5.3. The election under paragraph (c) may be changed as provided in Section 2.2 of the Basic Plan Document.

The elections under Article Three and/or Article Eight of Appendix A under the Deferred Compensation Plan, as in effect as of July 28, 2015, shall remain in effect on July 29, 2015 under this Appendix until otherwise changed pursuant to the terms of this Appendix A.

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ARTICLE FOUR

CREDITING OF DEFERRED STOCK

4.1	DEFERRED STOCK ACCOUNT

A Deferred Stock Account shall be maintained under the terms of this Appendix on behalf of any applicable Outside Director to reflect the amounts credited on such Director’s behalf under Sections 4.2 and 4.3 that were earned and vested on or before December 31, 2004, and the future earnings on such amounts. With respect to amounts credited to an Outside Director that are earned or become vested on or after January 1, 2005, a Deferred Stock Account shall be maintained pursuant to the provisions of Appendix B. A Participant’s Deferred Stock Account shall be kept only for bookkeeping and accounting purposes and, except as provided in Section 5 of the Basic Plan Document (pertaining to the Company’s intention to establish a grantor trust in connection with the Plan), no Company funds or property shall be transferred or designated to this account. Statements will be sent to each Participant as to the balance of his Deferred Stock Account at least once each calendar year.

4.2	ANNUAL SHARE CREDIT

With respect to each Board Tenure Year during which the Director is an Outside Director, the Deferred Stock Account maintained on such Participant’s behalf was credited with an Annual Share Credit, effective as of the Share Credit Allocation Date. For any given Board Tenure Year, the Annual Share Credit made to an Outside Director’s Deferred Stock Account was equal to the quotient obtained by dividing a cash amount determined by the Board for the given year by the closing price of Common Stock on the Share Credit Allocation Date. A Participant’s interest in the Annual Share Credit attributable to any given Board Tenure Year vested in accordance with the following schedule:

Date of Retirement or Termination of Board Service	Vested Percentage in That Year’s Annual Share Credit

Before last day of third full month of given Board Tenure Year	0%

After last day of third full month of given Board Tenure Year but before last day of sixth full month of given Board Tenure Year	25%

After last day of sixth full month of given Board Tenure Year but before last day of ninth full month of given Board Tenure Year	50%

After last day of ninth full month of given Board Tenure Year but before the earlier of (i) the twelfth full month of given Board Tenure Year or (ii) the date on which begins the immediately following Board Tenure Year	75%

On or after the earlier of (i) the twelfth full month of given Board Tenure Year or (ii) the date on which begins the immediately following Board Tenure Year	100%

4.3	DIVIDEND EQUIVALENT CREDIT

For each quarterly period (i) with respect to which a dividend is paid on Common Stock, and (ii) in which there is a balance in the Deferred Stock Account maintained on behalf of a Participant as of the record date applicable to the dividend paid on Common Stock (regardless of whether the Participant has terminated service with the Board or has died), a Participant’s Deferred Stock Account shall be credited with a Dividend Equivalent Credit. The

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Dividend Equivalent Credit for any such quarterly period shall be credited as of the date on which the dividend is paid on Common Stock for such quarterly period. For any such applicable quarterly period, the Dividend Equivalent Credit made to a Participant’s Deferred Stock Account shall be determined as follows:

a)	A dividend credit is determined, expressed in cash, equal to the product of:

(i)	The dividend payable by the Company on one share of Common Stock for such quarterly period; and

(ii)	The number of accumulated Share Credits credited to the Participant’s Deferred Stock Account as of the Common Stock dividend record date applicable to such quarterly period.

b)

The dividend credit determined in paragraph (a) above will immediately be converted into a Share Credit by dividing such cash dividend credit by the closing price of Common Stock on the date on which the dividend is paid on Common Stock for such quarterly period.

A Participant’s interest in the Share Credits attributable to Dividend Equivalent Credits shall be Vested at all times.

4.4	AGGREGATION OF PARTIAL SHARE CREDITS

Effective as of each Share Credit Allocation Date and each Common Stock dividend record date with respect to which Dividend Equivalent Credits are made, any partial Share Credits then credited to a Participant’s Deferred Stock Account shall be aggregated in such manner as the Administrator shall provide to constitute full Share Credits.

4.5	ADJUSTMENT TO SHARE CREDITS

Share Credits maintained on behalf of a Participant hereunder shall be subject to appropriate adjustment by the Administrator in the event of changes in the outstanding Common Stock by reason of stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date Share Credits are credited hereunder.

ARTICLE FIVE

PAYMENT OF DEFERRED STOCK ACCOUNTS

5.1	PAYMENT

The Company shall pay a Participant the amounts represented by the balances credited to the Participant’s Vested Deferred Stock Account after the Participant’s termination of services with the Board. Except as otherwise provided in this Article Five, such payment shall be made according to the method and at the times selected by the Participant in his Election Form or, if applicable, in the most recent, properly executed and effective Amendment Form(s) which the Participant has delivered to the Administrator prior to the Participant’s termination of Board service.

5.2	METHODS OF PAYMENT

a)	A Participant may elect one of the following methods of payment for the amounts represented by his Vested Deferred Stock Account:

(i)	A lump sum distribution; or

(ii)	Payments in approximately equal annual installments for a period not to exceed 10 years.

Payments of the distributable amount represented by all or a portion of the balance in the Participant’s Vested Deferred Stock Account will be made in shares of Common Stock equal to the number of full

A-12    Erie Indemnity Company

Share Credits comprising the distributable amount that are then credited to the Participant’s Vested Deferred Stock Account, with fractional Share Credits comprising the distributable amount payable in cash. In the event that there are not sufficient shares of Common Stock available for issuance under the Plan, Share Credits will be paid in cash in an amount equal to the number of Share Credits being paid multiplied by the closing price of Common Stock on the date that the Company initiates the payment.

b)	In the event the Participant dies before receiving the entire distribution to which he is entitled under the Plan, the provisions of Section 5.4 shall apply.

5.3	AMENDMENT TO PAYMENT ELECTION

A Participant who is an active Director may request to defer the date at which payment of the amount represented by his Vested Deferred Stock Account will occur (or commence) and may request a change in his elected method of payment by submitting a properly completed and executed Amendment Form to the Administrator which indicates the period of additional deferral and/or the desired method of payment; provided, however:

a)

Such request of additional deferral or alternative method of payment shall be subject to the Administrator’s power, to be exercised at the Administrator’s discretion, to direct that payment of the amount represented by the Participant’s Vested Deferred Stock Account will occur or commence, or will be paid under a method, in accordance with the Participant’s election(s) on a previously delivered Amendment Form or on the Participant’s Election Form; and

b)

In no event shall any requested additional deferral or alternative method of payment become effective unless the Amendment Form evidencing such request is submitted to, and approved by, the Administrator at least twelve months prior to the date payment of the amount represented by the Vested Deferred Stock Account would otherwise have occurred or commenced under the Election Form or Amendment Form in effect on the date the Participant requests the additional deferral or alternative method of payment.

5.4	PAYMENT UPON DEATH OF PARTICIPANT

a)

In the event of a Participant’s death, the amount represented by the Participant’s Vested Deferred Stock Account (or, if the Participant had begun payment prior to death, the remaining balance of such account) shall be paid by the Company to the Participant’s Beneficiary or Beneficiaries as soon as practicable in the form of a lump sum.

b)

Payment of the distributable amount represented by the deceased Participant’s Vested Deferred Stock Account will be made in shares of Common Stock equal to the number of full Share Credits credited to such account as of the payment date, with fractional Share Credits payable in cash.

ARTICLE SIX

CONSTRUCTION

This Appendix A is intended to memorialize the provisions of the Plan as it pertains to grandfathered amounts within the meaning of guidance promulgated by the Internal Revenue Service pursuant to Section 409A of the Internal Revenue Code of 1986, as amended. As a result, the Administrator shall interpret and construe the terms of this Appendix A so as to preserve the status of these amounts as grandfathered amounts under such guidance. References, or cross references to an identified Article, Section, or specific part thereof, shall refer to such Article, Section (or part) of this Appendix A, unless otherwise qualified by the context.

2023 Information Statement    A-13

APPENDIX B

ERIE INDEMNITY COMPANY

DEFERRED STOCK PLAN

FOR OUTSIDE DIRECTORS

Accounts Not Earned and Vested On or Before December 31, 2004

ARTICLE ONE

INTRODUCTION

This Appendix B incorporates the provisions of the Plan as it relates to Deferred Stock Accounts other than such accounts that were earned and vested on or before December 31, 2004, without material modifications to the terms of the Plan after October 3, 2004. The provisions of this Appendix B shall apply in determining the rights and features of such accounts.

ARTICLE TWO

DEFINITIONS

When the following words or phrases are used in this Appendix B with initial capital letters, they shall have the following meanings:

2.1	“Administrator” is a term that is defined in Article Two of the Basic Plan Document.

2.2

“Affiliate” shall mean any organization which, together with the Company, is a member of a controlled group of corporations under Sections 414(b), 414(c) and 1563(a) of the Code, applying an 80% test for purposes of Section 1563(a).

2.3	“Amendment Form” shall mean the Amendment Form described in Section 5.5. An Amendment Form may be in paper and/or electronic form, as designated by the Administrator.

2.4	“Annual Share Credit” shall mean the Share Credit addition determined under Section 4.2.

2.5	“Beneficiary” is a term that is defined in Article Two of the Basic Plan Document.

2.6	“Board” is a term that is defined in Article Two of the Basic Plan Document.

2.7

“Board Tenure Year” shall mean the period which, in reference to any given calendar year, begins on the date of the Company’s annual shareholder meeting held in such year and ends on the day before the Company’s annual shareholder meeting held in the immediately following calendar year.

2.8	“Committee” is a term that is defined in Article Two of the Basic Plan Document.

2.9	“Common Stock” is a term that is defined in Article Two of the Basic Plan Document.

2.10	“Company” is a term that is defined in Article Two of the Basic Plan Document.

2.11	“Deferred Stock Account” shall mean the bookkeeping account described in Article Four.

2.12	“Director” is a term that is defined in Article Two of the Basic Plan Document.

2.13	“Dividend Equivalent Credit” shall mean the Share Credit addition determined under Section 4.3.

A-14    Erie Indemnity Company

2.14	“Election Form” shall mean the Participation Election Form described in Section 3.2. An Election Form may be in paper and/or electronic form, as designated by the Administrator.

2.15	“Employee” is a term that is defined in Article Two of the Basic Plan Document.

2.16	“Outside Director” is a term that is defined in Article Two of the Basic Plan Document.

2.17

“Participant” shall mean each Outside Director who participates in the Plan in accordance with the terms and conditions of this Appendix B. Participant shall also include a former Outside Director who had become a Participant during his period of active Board service and on whose behalf the Administrator is maintaining a Deferred Stock Account pursuant to the terms of this Appendix B.

2.18	“Plan” is a term that is defined in Article Two of the Basic Plan Document.

2.19	“Separation from Board Service” shall mean the complete cessation of services as a member of the Board and of the board of directors of any Affiliate.

2.20	“Share Credit” shall mean the separate, identifiable units accumulated within a Participant’s Deferred Stock Account attributable to Annual Share Credits and Dividend Equivalent Credits.

2.21

“Share Credit Allocation Date” shall mean, with respect to any Board Tenure Year, the business day next following the first day of such Board Tenure Year; provided, however, that in reference to any individual who becomes an Outside Director on any day other than the first day of a given Board Tenure year, the Share Credit Allocation Date relative to such year shall mean the business day next following the day on which the individual becomes an Outside Director.

2.22

“Vested” shall mean, as of any given date, the portion of the Deferred Stock Account maintained on behalf of a Participant which is then 100% vested and nonforfeitable, as determined under Article Four.

2.23

“Year of Board Service” shall mean each Board Tenure Year during which a Director has served on the Board, including, for Directors on the Board as of May 1, 1997, all Years of Board Service prior to the adoption of the Deferred Compensation Plan.

ARTICLE THREE

PARTICIPATION

3.1	ELIGIBILITY AND PARTICIPATION

Any individual who becomes an Outside Director shall participate in the Plan as of the Share Credit Allocation Date next following the date as of which the individual becomes an Outside Director. As a condition of participation, each Outside Director shall deliver to the Administrator properly completed and executed elections as described in Section 3.2.

3.2	PARTICIPATION ELECTION FORM

An Outside Director shall deliver to the Administrator the following elections, to the extent applicable to such Director, to be made on such Election Form or Forms as the Administrator, in its discretion, shall prescribe:

a)	The method by which amounts credited to the Participant’s Deferred Stock Account are to be paid;

b)

The date, following the Participant’s Separation from Board Service, as of which payment of amounts credited to the Participant’s Deferred Stock Account is to occur (in the event of a lump sum distribution) or commence (in the event of distribution in installments); and

c)	The Beneficiary to whom payments of amounts credited to the Participant’s Deferred Stock Account will be made in the event of the Participant’s death.

2023 Information Statement    A-15

The elections under paragraphs (a) and (b) above shall be delivered to the Administrator within thirty (30) days after first becoming a Participant under Section 3.1 and shall be irrevocable except as provided in Section 5.5. The election under paragraph (c) above is subject to the provisions of Section 2.2 of the Basic Plan Document.

The elections under Article Three and/or Article Eight of Appendix B under the Deferred Compensation Plan, as in effect as of July 28, 2015, shall remain in effect on July 29, 2015 under this Appendix until otherwise changed pursuant to the terms of this Appendix B.

ARTICLE FOUR

CREDITING OF DEFERRED STOCK

4.1	DEFERRED STOCK ACCOUNT

A Deferred Stock Account shall be maintained under the terms of this Appendix B on behalf of any applicable Outside Director to reflect the amounts credited on such Director’s behalf under Article Four other than such amounts, if any, that were earned and vested on or before December 31, 2004 and the future earnings on such amounts. With respect to amounts credited to an Outside Director that were earned and vested on or before December 31, 2004, and applicable earnings on such amounts, a Deferred Stock Account shall be maintained pursuant to the provisions of Appendix A. A Participant’s Deferred Stock Account shall be kept only for bookkeeping and accounting purposes and, except as provided in Section 5 of the Basic Plan Document (pertaining to the Company’s intention to establish a grantor trust in connection with the Plan), no Company funds or property shall be transferred or designated to this account. Statements will be sent to each Participant as to the balance of his Deferred Stock Account at least once each calendar year.

4.2	ANNUAL SHARE CREDIT

With respect to each Board Tenure Year during which the Director is an Outside Director, the Deferred Stock Account maintained on such Participant’s behalf shall be credited with an Annual Share Credit, effective as of the Share Credit Allocation Date. For any given Board Tenure Year, the Annual Share Credit made to an Outside Director’s Deferred Stock Account shall be equal to the quotient obtained by dividing a cash amount determined by the Board for the given year by the closing price of Common Stock on the Share Credit Allocation Date. A Participant’s interest in the Annual Share Credit attributable to any given Board Tenure Year shall vest in accordance with the following schedule:

Date of Retirement or Termination of Board Service	Vested Percentage in that Year’s Annual Share Credit

Before last day of third full month of given Board Tenure Year	0%

After last day of third full month of given Board Tenure Year but before last day of sixth full month of given Board Tenure Year	25%

After last day of sixth full month of given Board Tenure Year but before last day of ninth full month of given Board Tenure Year	50%

After last day of ninth full month of given Board Tenure Year but before the earlier of (i) the twelfth full month of given Board Tenure Year or (ii) the date on which begins the immediately following Board Tenure Year	75%

On or after the earlier of (i) the twelfth full month of given Board Tenure Year or (ii) the date on which begins the immediately following Board Tenure Year	100%

A-16    Erie Indemnity Company

In the event that a Director becomes an Outside Director after the Share Allocation Date for a Board Tenure Year, the Deferred Stock Account maintained on such Participant’s behalf shall be credited with an Annual Share Credit, effective as of the date that the Director becomes an Outside Director, equal to the quotient obtained by dividing a pro-rata portion of the cash amount determined by the Board for the Board Tenure Year by the closing price of Common Stock on the date that the Director becomes an Outside Director (or if there is no reported closing price for such date, then the closing price reported on the last previous day on which the closing price was reported). The pro-rata portion shall be determined using a fraction, the numerator of which is the number of full months between the date that the Director becomes an Outside Director and the date on which begins the immediately following Board Tenure Year and the denominator of which is twelve. The Participant’s interest in the Annual Share Credit attributable to such partial Board Tenure Year shall vest in substantially equal installments for the number of installments that remain for such Board Tenure Year (as of the date that the Director becomes an Outside Director) for those Directors who were Outside Directors on the first day of such Board Tenure Year, and on the applicable vesting dates of those remaining installments.

4.3	DIVIDEND EQUIVALENT CREDIT

For each quarterly period (i) with respect to which a dividend is paid on Common Stock, and (ii) in which there is a balance in the Deferred Stock Account maintained on behalf of a Participant as of the record date applicable to the dividend paid on Common Stock (regardless of whether the Participant has terminated service with the Board or has died), a Participant’s Deferred Stock Account shall be credited with a Dividend Equivalent Credit. The Dividend Equivalent Credit for any such quarterly period shall be credited as of the date on which the dividend is paid on Common Stock for such quarterly period. For any such applicable quarterly period, the Dividend Equivalent Credit made to a Participant’s Deferred Stock Account shall be determined as follows:

a)	A dividend credit is determined, expressed in cash, equal to the product of:

(i)	The dividend payable by the Company on one share of Common Stock for such quarterly period; and

(ii)	The number of accumulated Share Credits credited to the Participant’s Deferred Stock Account as of the Common Stock dividend record date applicable to such quarterly period.

b)

The dividend credit determined in paragraph (a) above will immediately be converted into a Share Credit by dividing such cash dividend credit by the closing price of Common Stock on the date on which the dividend is paid on Common Stock for such quarterly period.

A Participant’s interest in the Share Credits attributable to Dividend Equivalent Credits shall be Vested at all times.

4.4	AGGREGATION OF PARTIAL SHARE CREDITS

Effective as of each Share Credit Allocation Date and each Common Stock dividend record date with respect to which Dividend Equivalent Credits are made, any partial Share Credits then credited to a Participant’s Deferred Stock Account shall be aggregated in such manner as the Administrator shall provide to constitute full Share Credits.

4.5	ADJUSTMENT TO SHARE CREDITS

Share Credits maintained on behalf of a Participant hereunder shall be subject to appropriate adjustment by the Administrator in the event of changes in the outstanding Common Stock by reason of stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date Share Credits are credited hereunder.

2023 Information Statement    A-17

ARTICLE FIVE

PAYMENT OF DEFERRED STOCK ACCOUNTS

5.1	PAYMENT

Except as otherwise provided in this Article Five, the Company shall pay a Participant the amounts represented by the balances credited to the Participant’s Vested Deferred Stock Account after the Participant’s Separation from Board Service and such payment shall be made according to the method and at the time(s) permitted under Section 5.2 and elected by the Participant in his Election Form or, if applicable, in the most recent, properly executed and effective Amendment Form(s) which the Participant has delivered to the Administrator prior to the Participant’s Separation from Board Service. If a Participant has not delivered to the Administrator a properly completed and effective Election Form with respect to a Deferred Stock Account or, if for any reason the Administrator determines that any Election Form or Amendment Form is materially deficient, payment of the affected Vested account shall be made in a lump sum during the month next following the month of the Participant’s Separation from Board Service except as otherwise provided in this Article Five. For all purposes of the Plan and effective until such time as the Participant delivers to the Administrator a properly completed and effective Election Form or Amendment Form that includes a method and time of payment election, such default method and time of payment shall be treated as the Participant’s elected method and time of payment with respect to any Deferred Stock Account to which the default applies.

5.2	METHODS AND TIMES OF PAYMENT

a)	A Participant may elect one of the following methods of payment for the amounts represented by his Vested Deferred Stock Account:

(i)	A lump sum distribution; or

(ii)	Payments in approximately equal annual installments for a period not to exceed 10 years.

Payments of the distributable amount represented by all or a portion of the balance in the Participant’s Vested Deferred Stock Account will be made in shares of Common Stock equal to the number of full Share Credits comprising the distributable amount that are then credited to the Participant’s Vested Deferred Stock Account, with fractional Share Credits comprising the distributable amount payable in cash. In the event that there are not sufficient shares of Common Stock available for issuance under the Plan, Share Credits will be paid in cash in an amount equal to the number of Share Credits being paid multiplied by the closing price of Common Stock on the date that the Company initiates the payment.

b)

Except as provided in Sections 5.3 or 5.4 no distribution shall commence before or after such elected distribution date; provided, however, that if the Company makes a distribution within the permitted distribution period (as defined below) and the actual date of distribution is not within the direct or indirect control of the Participant, such distribution shall be treated as having been made on such elected distribution date. The “permitted distribution period” for this purpose shall begin on the thirtieth day before the Participant’s elected distribution date and shall end on the later of (i) the last day of the calendar year that includes the Participant’s elected distribution date, and (ii) the fifteenth day of the third month following the Participant’s elected distribution date.

c)	In the event the Participant dies before receiving the entire distribution to which he is entitled under the Plan, the provisions of Section 5.6 shall apply.

5.3	ACCELERATION OF PAYMENTS

Notwithstanding the provisions of Sections 5.1 and 5.2 and any Participant election thereunder, the Company shall pay a Participant the amounts represented by the balances credited to a Participant’s Vested Deferred Stock

A-18    Erie Indemnity Company

Account in a lump sum as of the first Valuation Date that is administratively reasonable following the occurrence of any of the events or conditions identified below. Such lump sum payment shall be equal to the amount, as determined by the Administrator, as is reasonably estimated to be required to satisfy the purpose of the accelerated payment. The events or conditions to which this Section 5.3 applies are:

a)	The Participant needs to avoid a violation of an applicable federal, state, local, or foreign ethics law or conflicts of interest law.

b)	The Participant incurs state, local, or foreign tax obligations arising from participation in the Plan that apply to a Plan interest before such interest is otherwise payable from the Plan.

c)	The Plan is terminated and liquidated in accordance with generally applicable guidance prescribed by the Commissioner of Internal Revenue and published in the Internal Revenue Bulletin.

d)

Such other events or conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin which the Administrator, in its discretion, chooses to apply under the Plan; provided, however, that a Participant shall have no direct or indirect election as to the application of such events or conditions to his individual circumstances.

Any payment under this Section 5.3 shall be contingent upon the Administrator’s decision that a Participant has satisfied all material elements of an applicable event or condition and that the Participant produces evidence to that effect that is satisfactory to the Administrator. If any payment under this Section 5.3 is made and such payment is less than an amount that represents the entire Vested Deferred Stock Account maintained on the Participant’s behalf, the amount of such payment shall offset any future payment from the Plan to the Participant or any Beneficiary or other person who claims through the Participant.

5.4	DELAY OF PAYMENTS

Notwithstanding the provisions of Sections 5.1 and 5.2 and any Participant election thereunder, the Company may delay the payment of amounts represented by the balances credited to a Participant’s Vested Deferred Stock Account in connection with any of the events or conditions identified below; provided, however that, with respect to any given event or condition, the Administrator shall treat Plan payments to all similarly-situated Participants in a reasonably consistent manner:

a)

The Administrator reasonably anticipates that making scheduled Plan payments will violate federal securities laws or other applicable law; provided that the scheduled payments are then made at the earliest date at which the Administrator reasonably contemplates that making the scheduled payments will not cause such a violation.

b)

Such other events or conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin which the Administrator, in its discretion, chooses to apply under the Plan; provided, however, that a Participant shall have no direct or indirect election as to the application of such events or conditions to his individual circumstances.

5.5	AMENDMENT TO PAYMENT ELECTION

A Participant who is a Director who has not incurred a Separation from Board Service may elect to defer the date at which payment of the amount represented by his Vested Deferred Stock Account will occur (or commence) and may elect a change in his elected method of payment (or the default form of payment under Section 5.1) by submitting a properly completed and executed Amendment Form to the Administrator which indicates the period of additional deferral and/or the desired method of payment; provided that:

a)	Such election shall not be effective until 12 months after it is submitted to the Administrator;

2023 Information Statement    A-19

b)

Such election shall require that the payment with respect to which the election is made shall be delayed for a period of not less than five years from the date payment would have been made (or commence) absent the elected change; and

c)

If the election pertains to a delay in the payment of a Vested Deferred Stock Account from a specific year and month that the Participant previously elected in his Election Form or a subsequent Amendment Form (or to which the Participant has defaulted under Section 5.1) such election cannot be made less than 12 months before the date the payment was otherwise scheduled to be made (or commence).

For purposes of this Article Five, installment payments shall be treated as a single payment.

5.6	PAYMENT UPON DEATH OF PARTICIPANT

a)

In the event of a Participant’s death, the amount represented by the Participant’s Vested Deferred Stock Account (or, if the Participant began payment prior to death, the remaining balance of such account) shall be paid by the Company to the Participant’s Beneficiary in the form of a lump sum on or before ninety (90) calendar days following the Participant’s death. Except as provided in Sections 5.3 or 5.4, no payment to a Beneficiary under this Section 5.6 shall be made on or after such identified payment date; provided, however, that if the Company makes a payment within the permitted payment period (as defined below) and the actual date of payment is not within the direct or indirect control of the Beneficiary, such payment shall be treated as having been made on such identified payment date. The “permitted payment period” for this purpose shall begin on the day of the Participant’s death and shall end on December 31 of the calendar year following the calendar year in which the Participant’s death occurred.

b)

Payment of the distributable amount represented by the deceased Participant’s Vested Deferred Stock Account will be made in shares of Common Stock equal to the number of full Share Credits credited to such account as of the payment date, with fractional Share Credits payable in cash.

ARTICLE SIX

CONSTRUCTION

This Appendix B is intended to memorialize the provisions of the Plan as it pertains to amounts other than grandfathered amounts within the meaning of guidance promulgated by the Internal Revenue Service pursuant to Section 409A of the Code. As a result, the Administrator shall interpret and construe the terms of this Appendix B so as to be consistent with such Internal Revenue Service guidance. References or cross references to an identified Article, Section or specific part thereof, shall refer to such Article, Section (or part) of this Appendix B, unless otherwise qualified by the context.

A-20    Erie Indemnity Company

ERIE INDEMNITY COMPANY

CLASS B COMMON STOCK

PROXY

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 25, 2023

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Brian W. Bolash, Thomas B. Hagen and Timothy G. NeCastro, and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of the Class B Common Stock of Erie Indemnity Company that the undersigned may be entitled to vote at our Annual Meeting of Shareholders to be held in person at the Warner Theatre, located at 811 State Street, Erie, Pennsylvania 16501 on April 25, 2023, at 9:30 a.m., Eastern Daylight Time (EDT), and at any adjournment, postponement or continuation thereof, and directs that the shares represented by this proxy shall be voted as follows:

ITEM 1.	ELECTION OF DIRECTORS.

☐	FOR All candidates listed below	☐	WITHHOLD AUTHORITY to vote for all
(except as marked to the contrary)			the candidates listed below

INSTRUCTION: To withhold authority to vote for any individual candidate, strike a line through the candidate’s name in the list below.

J. Ralph Borneman, Jr. Eugene C. Connell Salvatore Correnti LuAnn Datesh	Jonathan Hirt Hagen Thomas B. Hagen C. Scott Hartz Brian A. Hudson, Sr.	George R. Lucore Thomas W. Palmer Elizabeth Hirt Vorsheck

ITEM 2.	APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF A RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

☐ FOR	☐ AGAINST	☐ ABSTAIN

ITEM 3.	SELECTION, ON A NON-BINDING ADVISORY BASIS, OF THE FREQUENCY OF FUTURE SHAREHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

☐ EVERY YEAR	☐ EVERY TWO YEARS	☐ EVERY THREE YEARS	☐ ABSTAIN

ITEM 4.	APPROVAL OF THE ADOPTION OF OUR DEFERRED STOCK PLAN FOR OUTSIDE DIRECTORS AS AMENDED AND RESTATED.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the proxies, at the direction of our Board of Directors, are authorized to vote with respect to matters incident to the conduct of our Annual Meeting and any adjournment, postponement or continuation thereof, and on such other business as may properly come before our Annual Meeting.

This proxy will be voted as specified. If a choice is not specified, the proxy will be voted FOR the candidates for Director named above, FOR adoption of the resolution approving the compensation of our Named Executive Officers, FOR the selection of EVERY THREE YEARS as the preferred frequency of future shareholder advisory votes on the compensation of our Named Executive Officers, and FOR the adoption of our Deferred Stock Plan for Outside Directors as Amended and Restated.

This proxy should be dated, signed by the shareholder(s) and returned promptly to us in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

Date: , 2023
(Signature)

(Signature)